Exhibit 99.5

Item 8.	Financial Statements and Supplementary Data

Index to Consolidated Financial Statements and Financial Statement Schedule

All other schedules have been omitted because they are not applicable or not required as the required information is included in the Consolidated Financial Statements or the notes thereto.

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Layne Christensen Company

The Woodlands, Texas

We have audited the accompanying consolidated balance sheets of Layne Christensen Company and subsidiaries (the “Company”) as of January 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive loss, equity, and cash flows for each of the three years in the period ended January 31, 2017. Our audits also included the financial statement schedule listed in the Index at Item 8. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Layne Christensen Company and subsidiaries as of January 31, 2017 and 2016, and the results of their operations and their cash flows for each of the three years in the period ended January 31, 2017, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/DELOITTE & TOUCHE LLP

Houston, Texas

April 10, 2017 (February 26, 2018 as to the changes discussed in the Discontinued Operations and Other Adjustments section in Note 1)

LAYNE CHRISTENSEN COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	January 31,	January 31,
(in thousands)	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$69,000	$65,569
Customer receivables, less allowance of $3,198 and $3,245, respectively	57,252	78,805
Costs and estimated earnings in excess of billings on uncompleted contracts	48,623	54,384
Inventories	18,697	17,114
Other	16,751	20,270
Current assets of discontinued operations	40,160	50,152
Total current assets	250,483	286,294
Property and equipment, net	96,985	108,992
Other assets:
Investment in affiliates	55,290	57,364
Goodwill	8,915	8,915
Other intangible assets, net	1,779	2,219
Restricted deposits - long-term	5,055	4,252
Other	11,514	14,566
Other assets of discontinued operations	6,130	6,055
Total other assets	88,683	93,371
Total assets	$436,151	$488,657

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$41,146	$49,919
Billings in excess of costs and estimated earnings on uncompleted contracts	19,160	16,661
Other current liabilities	64,052	62,226
Current liabilities of discontinued operations	20,580	26,208
Total current liabilities	144,938	155,014
Noncurrent liabilities:
Long-term debt	162,346	158,986
Accrued insurance	15,647	15,431
Deferred income taxes	4,199	5,483
Other	26,753	25,037
Total noncurrent liabilities	208,945	204,937
Commitments and contingencies
Equity:
Common stock, par value $.01 per share, 60,000 shares authorized, 19,805 and 19,789 shares issued and outstanding, respectively	198	198
Capital in excess of par value	369,160	365,619
Accumulated deficit	(268,820)	(216,584)
Accumulated other comprehensive loss	(18,318)	(20,575)
Total Layne Christensen equity	82,220	128,658
Noncontrolling interests	48	48
Total equity	82,268	128,706
Total liabilities and equity	$436,151	$488,657

See Notes to Consolidated Financial Statements.

LAYNE CHRISTENSEN COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended January 31,
(in thousands, except per share data)	2017	2016	2015
Revenues	$464,783	$518,105	$522,057
Cost of revenues (exclusive of depreciation, amortization and impairment charges shown below)	(382,101)	(419,867)	(411,077)
Selling, general and administrative expenses (exclusive of depreciation, amortization and impairment charges shown below)	(76,586)	(89,176)	(97,339)
Depreciation and amortization	(25,302)	(30,092)	(37,619)
Gain on sale of fixed assets	3,886	507	659
Impairment charges	—	(4,598)	—
Equity in earnings (losses) of affiliates	2,655	(612)	(2,002)
Restructuring costs	(16,924)	(9,189)	(2,644)
Gain on extinguishment of debt	—	4,236	—
Interest expense	(16,883)	(18,011)	(13,707)
Other income (expense), net	843	1,082	(1,266)
Loss from continuing operations before income taxes	(45,629)	(47,615)	(42,938)
Income tax (expense) benefit	(1,420)	(737)	3,945
Net loss from continuing operations	(47,049)	(48,352)	(38,993)
Net (loss) income from discontinued operations	(5,187)	3,547	(70,334)
Net loss	(52,236)	(44,805)	(109,327)
Net loss (income) attributable to noncontrolling interests	—	28	(824)
Net loss attributable to Layne Christensen Company	$(52,236)	$(44,777)	$(110,151)

(Loss) income per share information attributable to
Layne Christensen Company shareholders:
Loss per share from continuing operations - basic and diluted	$(2.38)	$(2.45)	$(2.03)
(Loss) income per share from discontinued operations - basic and diluted	(0.26)	0.18	(3.58)
Loss per share - basic and diluted	$(2.64)	$(2.27)	$(5.61)

Weighted average shares outstanding - basic and diluted	19,786	19,730	19,630

See Notes to Consolidated Financial Statements.

LAYNE CHRISTENSEN COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

	Years Ended January 31,
(in thousands)	2017	2016	2015
Net loss	$(52,236)	$(44,805)	$(109,327)
Other comprehensive income (loss):
Change in cumulative foreign currency translation adjustment (net of taxes of $0 for all years presented)	2,257	(3,348)	(687)
Other comprehensive income (loss):	2,257	(3,348)	(687)
Comprehensive loss	(49,979)	(48,153)	(110,014)
Comprehensive loss (income) attributable to noncontrolling interests (all attributable to net income)	—	28	(824)
Comprehensive loss attributable to Layne Christensen Company	$(49,979)	$(48,125)	$(110,838)

See Notes to Consolidated Financial Statements

LAYNE CHRISTENSEN COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

					Accumulated
			Capital In		Other	Total Layne
	Common Stock		Excess of	Accumulated	Comprehensive	Christensen	Noncontrolling
(in thousands, except share data)	Shares	Amount	Par Value	Deficit	Income (Loss)	Equity	Interests	Total
Balance February 1, 2014	19,821,158	$198	$367,462	$(61,656)	$(16,540)	$289,464	$1,239	$290,703
Net (loss) income	—	—	—	(110,151)	—	(110,151)	824	(109,327)
Other comprehensive loss	—	—	—	—	(687)	(687)	—	(687)
Issuance of common stock for vested restricted stock units	783	—	—	—	—	—	—	—
Forfeiture of nonvested restricted shares	(186,361)	(2)	2	—	—	—	—	—
Shares purchased and subsequently cancelled	(2,265)	—	(28)	—	—	(28)	—	(28)
Distributions to noncontrolling interests	—	—	—	—	—	—	(1,619)	(1,619)
Share-based compensation expense	—	—	2,617	—	—	2,617	—	2,617
Balance, January 31, 2015	19,633,315	196	370,053	(171,807)	(17,227)	181,215	444	181,659

Net loss	—	—	—	(44,777)	—	(44,777)	(28)	(44,805)
Other comprehensive loss	—	—	—	—	(3,348)	(3,348)	—	(3,348)
Issuance of nonvested restricted shares	24,085	1	(1)	—	—	—	—	—
Issuance of common stock for vested restricted stock units	182,563	2	(2)	—	—	—	—	—
Shares purchased and subsequently cancelled	(50,862)	(1)	(344)	—	—	(345)	—	(345)
Extinguishment of convertible notes	—	—	(8,006)	—	—	(8,006)	—	(8,006)
Sale of noncontrolling interest	—	—	—	—	—	—	(368)	(368)
Share-based compensation expense	—	—	3,919	—	—	3,919	—	3,919
Balance January 31, 2016	19,789,101	198	365,619	(216,584)	(20,575)	128,658	48	128,706

Net loss	—	—	—	(52,236)	—	(52,236)	—	(52,236)
Other comprehensive income	—	—	—	—	2,257	2,257	—	2,257
Issuance of nonvested restricted shares	13,495	—	—	—	—	—	—	—
Issuance of common stock for vested restricted stock units	2,264	—	—	—	—	—	—	—
Shares purchased and subsequently cancelled	(334)	—	(3)	—	—	(3)	—	(3)
Share-based compensation expense	—	—	3,544	—	—	3,544	—	3,544
Balance January 31, 2017	19,804,526	$198	$369,160	$(268,820)	$(18,318)	$82,220	$48	$82,268

See Notes to Consolidated Financial Statements.

LAYNE CHRISTENSEN COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended January 31,
(in thousands)	2017	2016	2015
Cash flows from operating activities:
Net loss	$(52,236)	$(44,805)	$(109,327)
Adjustments to reconcile net loss to cash flows from operations:
Depreciation and amortization	26,911	35,925	51,841
Impairment charges	—	4,598	—
Bad debt expense	1,900	5,090	2,539
Write-off of note receivable relating to discontinued operations	—	3,180	—
(Gain) loss on disposal of discontinued operations	—	(7,803)	39,131
Deferred income taxes	(646)	(7,237)	(1,018)
Share-based compensation expense	3,544	3,919	2,617
Amortization of discount and deferred financing fees	4,217	5,143	5,767
Gain on extinguishment of debt	—	(4,236)	—
Equity in earnings of affiliates	(2,655)	(492)	(1,388)
Dividends received from affiliates	4,941	4,568	5,005
Restructuring activities	12,878	5,115	987
Write-down of inventory	—	7,905	—
Gain from disposal of property and equipment	(4,151)	(996)	(1,689)
Changes in current assets and liabilities:
Customer receivables	19,113	2,071	(25,530)
Costs and estimated earnings in excess
of billings on uncompleted contracts	17,382	(1,348)	(4,902)
Inventories	1,306	382	1,513
Other current assets	(1,585)	8,879	5,271
Accounts payable and accrued expenses	(16,507)	(10,305)	7,947
Billings in excess of costs and
estimated earnings on uncompleted contracts	(1,468)	(9,952)	2,852
Other, net	28	92	(4,718)
Cash provided by (used in) operating activities	12,972	(307)	(23,102)
Cash flows from investing activities:
Additions to property and equipment	(21,818)	(25,668)	(16,211)
Proceeds from disposal of property and equipment	9,962	6,505	5,897
Proceeds from sale of business, net of cash divested	—	42,348	(3,367)
Deposit of cash into restricted accounts	—	(2,678)	(32,842)
Release of cash from restricted accounts	3,466	1,857	31,344
Proceeds from redemption of preferred units	—	—	500
Proceeds from redemption of insurance contracts	—	—	11,094
Cash (used in) provided by investing activities	(8,390)	22,364	(3,585)
Cash flows from financing activities:
Borrowing under revolving facilities	—	—	46,444
Repayments under revolving loan facilities	—	(22,039)	(27,312)
Net increase in notes payable	—	—	2,454
Proceeds from issuance of long term convertible notes	—	49,950	—
Payment of debt issuance costs	(9)	(5,486)	(4,332)
Principal payments under capital lease obligation	(65)	(154)	(661)
Purchases and retirement of Company shares	(3)	(345)	(28)
Distribution to noncontrolling interest	—	—	(1,619)
Cash (used in) provided by financing activities	(77)	21,926	14,946
Effects of exchange rate changes on cash	(1,074)	(75)	(1,611)
Net increase (decrease) in cash and cash equivalents	3,431	43,908	(13,352)
Cash and cash equivalents at beginning of year	65,569	21,661	35,013
Cash and cash equivalents at end of year	$69,000	$65,569	$21,661

See Notes to Consolidated Financial Statements.

Notes to Consolidated Financial Statements

(1) Summary of Significant Accounting Policies

Description of Business – Layne Christensen Company and subsidiaries (together, “Layne,” the “Company,” “we,” “our,” or “us”) is a global water management, drilling and infrastructure services company. We primarily operate in North America and South America. Our customers include government agencies, investor-owned utilities, industrial companies, global mining companies, consulting engineering firms, oil and gas companies, power companies and agribusinesses. We have ownership interests in certain foreign affiliates operating in Latin America (see Note 5 to the Consolidated Financial Statements).

Fiscal Year – Layne’s fiscal year end is January 31. References to fiscal years, or “FY,” are to the twelve months then ended.

Investment in Affiliated Companies – Investments in affiliates (20% to 50% owned) in which we have the ability to exercise significant influence, but do not hold a controlling interest over operating and financial policies, are accounted for by the equity method. We evaluate our equity method investments for impairment at least annually or when events or changes in circumstances indicate there is a loss in value of the investment that is other than a temporary decline.  During the fiscal year ended January 31, 2017, due to the extended downturn in the minerals market due to lower commodity prices for the past few years, we reviewed our equity method investments for impairment. Based on weighted approach of the discounted cash flow method and market approach, we concluded that the fair value exceeds the carrying amount of our equity investments. Accordingly, no impairment charge was recorded during the fiscal year ended January 31, 2017.

Principles of Consolidation – The Consolidated Financial Statements include the accounts of Layne and all of our subsidiaries where we exercise control. For investments in subsidiaries that are not wholly-owned, but where we exercise control, the equity held by the minority owners and their portions of net income (loss) are reflected as noncontrolling interests. All intercompany accounts and transactions have been eliminated in consolidation. In the Notes to Consolidated Financial Statements, all dollar and share amounts in tabulations are in thousands of dollars and shares, respectively, unless otherwise indicated.

Presentation – As discussed further in Note 16 to the Consolidated Financial Statements, during the third quarter of fiscal year ended January 31, 2016, we completed the sale of our Geoconstruction business segment. During the fiscal year ended January 31, 2015, we sold Costa Fortuna and Tecniwell, both previously reported in the Geoconstruction operating segment.  The results of operations related to the Geoconstruction business segment have been classified as discontinued operations for all periods presented through the date of sale.  Unless noted otherwise, discussion in these Notes to Consolidated Financial Statements pertains to continuing operations. Amounts presented on the Consolidated Balance Sheets have also been reclassified.

Beginning with the first quarter of fiscal year ended January 31, 2017, we are excluding nonvested restricted stock units (“RSU”) from the total shares issued and outstanding in our Consolidated Balance Sheets, since no shares are actually issued until the shares have vested and are no longer restricted. Once the restriction lapses on RSUs, the units are converted to unrestricted shares of our common stock and the par value of the stock is reclassified from additional paid-in-capital to common stock. RSU shares in prior periods have been reclassified to conform to this presentation.

Discontinued Operations and Other Adjustments – As discussed further in Note 16 to the Consolidated Financial Statements, during the first quarter of the fiscal year ended January 31, 2018, we completed the sale of substantially all of the assets of our Heavy Civil business. The results of operations related to the Heavy Civil business have been retrospectively presented as discontinued operations for all periods presented. Unless noted otherwise, discussion in these Notes to Consolidated Financial Statements pertain to continuing operations.

Additionally, as part of management’s continued analysis in connection with the Water Resources Business Performance Initiative, we determined a better reflection of cost of revenues is to include indirect project manager costs that historically have been presented in selling, general and administrative expenses. For the fiscal years ended January 31, 2017, 2016 and 2015 approximately $9.0 million, $9.1 million and $8.5 million, respectively, of these indirect project manager costs are now included in cost of revenue. We have corrected all periods presented in the accompanying Consolidated Statement of Operations which had no effect on net loss and does not affect the Consolidated Balance Sheet.

Gain on sale of fixed assets were previously reported in other income (expense), net within the Consolidated Statement of Operations, rather than separately as part of income (loss) from operations or within cost of revenues as per SEC Regulation S-X guidance. We have corrected all periods presented in the accompanying Consolidated Statement of Operations. The change in presentation had no effect on net loss and does not affect the Consolidated Balance Sheets.

Business Segments – We report our financial results under three reporting segments consisting of Water Resources, Inliner and Mineral Services. During the first quarter of fiscal year ended January 31, 2017, changes were made to simplify our business and streamline our operating and reporting structure. Our Collector Wells group was shifted from our former Heavy Civil business segment to Water Resources to better align their operational expertise. We also shifted certain other smaller operations out of our “Other” segment and into our other reporting segments, and no longer report an “Other” segment. Information for prior periods has been recast to conform to our new presentation.

We also report corporate activities under the title “Unallocated Corporate.”  Unallocated corporate expenses primarily consist of general and administrative functions performed on a company-wide basis and benefiting all segments. These costs include accounting, financial reporting, internal audit, treasury, legal, tax compliance, executive management and board of directors. Corporate assets are all assets not directly associated with a segment, and consist primarily of cash and deferred income taxes.

Use of and Changes in Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates and assumptions about future events and their effects cannot be perceived with certainty, and accordingly, these estimates may change as new events occur, as more experience is acquired, as additional information is obtained and as Layne’s operating environment changes. While we believe that the estimates and assumptions used in the preparation of the Consolidated Financial Statements are appropriate, actual results could differ from those estimates.

Foreign Currency Transactions and Translation – In accordance with ASC Topic 830, “Foreign Currency Matters,” gains and losses resulting from foreign currency transactions are included in the Consolidated Statements of Operations. Assets and liabilities of non-U.S. subsidiaries whose functional currency is the local currency are translated into U.S. dollars at exchange rates prevailing at the balance sheet date. The net foreign currency exchange differences resulting from these translations are reported in accumulated other comprehensive loss. Revenues and expenses are translated at average foreign currency exchange rates during the year.

The cash flows and financing activities of our operations in Mexico are primarily denominated in U.S. dollars. Accordingly, these operations use the U.S. dollar as their functional currency.  Monetary assets and liabilities are remeasured at period end foreign currency exchange rates and nonmonetary items are measured at historical foreign currency exchange rates with exchange rate differences reported in the Consolidated Statement of Operations.

Net foreign currency transaction losses were $0.2 million, $0.1 million, and $0.2 million for the fiscal years ended January 31, 2017, 2016 and 2015, respectively, and are recorded in other income, net in the accompanying Consolidated Statements of Operations.

Revenue Recognition – Revenues are recognized on large, long-term drilling and infrastructure services contracts meeting the criteria of ASC Topic 605-35 “Construction-Type and Production-Type Contracts” (“ASC Topic 605-35”), using the percentage-of-completion method based upon the ratio of costs incurred to total estimated costs at completion. Contract price and cost estimates are reviewed periodically as work progresses and adjustments proportionate to the percentage of completion are reflected in contract revenues in the reporting period when such estimates are revised. The nature of accounting for contracts is such that refinements of the estimating process for changing conditions and new developments are continuous and characteristic of the process. Many factors can and do change during a contract performance period which can result in a change to contract profitability including differing site conditions (to the extent that contract remedies are unavailable), the availability of skilled contract labor, the performance of major material suppliers, the performance of major subcontractors, unusual weather conditions and unexpected changes in material costs. These factors may result in revision to costs and income and are recognized in the period in which the revisions become known. Provisions for estimated losses on uncompleted drilling and infrastructure services contracts are made in the period in which such losses become known. When the estimate on a contract indicates a loss, the entire loss is recorded during the accounting period in which the facts that caused the revision become known. Management evaluates the performance of contracts on an individual basis. In the ordinary course of business, but at least quarterly, we prepare updated estimates of cost and profit or loss for each contract. The cumulative effect of revisions in estimates of the total forecasted revenue and costs, including unapproved change orders and claims, during the course of the contract is reflected in the accounting period in which the facts that caused the revision become known. Large changes in cost estimates on larger, more complex drilling and infrastructure services projects can have a material impact on our financial statements and are reflected in results of operations when they become known.  During the fiscal years ended January 31, 2017, 2016 and 2015, approximately $9.8 million, $2.9 million and $1.2 million in losses on open contracts were recorded, respectively.

We record revenue on contracts relating to unapproved change orders and claims by including in revenue an amount less than or equal to the amount of the costs incurred by us to date for contract price adjustments that we seek to collect from customers for delays, errors in specifications or designs, change orders in dispute or unapproved as to scope or price, or other unanticipated additional costs, in each case when recovery of the costs is considered probable. The amount of unapproved change orders and claims revenues are included in our Consolidated Balance Sheets as part of costs and estimated earnings in excess of billings on uncompleted contracts. See Note 2 to the Consolidated Financial Statements.  When determining the likelihood of eventual recovery, we consider such factors as our experience on similar projects and our experience with the customer. As new facts become known, an adjustment to the estimated recovery is made and reflected in the current period.

As allowed by ASC Topic 605-35, revenue is recognized on smaller, short-term drilling and infrastructure services contracts using the completed contract method. Provisions for estimated losses on uncompleted drilling and infrastructure services contracts are made in the period in which such losses become known. We determine when contracts such as these are completed based on acceptance by the customer.

Revenues for drilling contracts within Mineral Services are recognized in terms of the value of total work performed to date on the basis of actual footage or meterage drilled.

Revenues for direct sales of equipment and other ancillary products not provided in conjunction with the performance of drilling and infrastructure services contracts are recognized at the date of delivery to, and acceptance by, the customer.  Provisions for estimated warranty obligations are made in the period in which the sales occur.

Our revenues are presented net of taxes imposed on revenue-producing transactions with our customers, such as, but not limited to, sales, use, value-added and some excise taxes.

Inventories – We value inventories at the lower of cost or market. Cost of U.S. inventories and the majority of foreign operations are determined using the average cost method, which approximates FIFO. Inventories consist primarily of supplies and raw materials. Supplies of $16.4 million and $14.4 million and raw materials of $2.3 million and $2.7 million were included in inventories, net of reserves of $0.9 million and $1.2 million, in the Consolidated Balance Sheets as of January 31, 2017 and 2016, respectively.

         As discussed in Note 18 to the Consolidated Financial Statements, as part of our restructuring activities in Africa and Australia, we recorded a write-down of inventory during fiscal year ended January 31, 2016 amounting to $7.9 million, which is included as part of cost of revenues in the Consolidated Statement of Operations.

Property and Equipment – Property and equipment (including major renewals and improvements) are recorded at cost less accumulated depreciation. Depreciation is provided using the straight-line method. The useful lives used for the items within each property classification are as follows:

Classification	Years
Buildings	15 - 35
Machinery and equipment	3 - 10

Property and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable.  Recoverability is evaluated by comparing the carrying value of the assets to the undiscounted associated cash flows.  When this comparison indicates that the carrying value of the asset is greater than the undiscounted cash flows, a loss is recognized for the difference between the carrying value and estimated fair value.  Fair value is determined based either on market quotes or appropriate valuation techniques.

See Note 4 to the Consolidated Financial Statements for a discussion of fixed asset impairments recognized during the fiscal year ended January 31, 2016.

As discussed in Note 18 to the Consolidated Financial Statements, during the fiscal year ended January 31, 2016, we implemented a plan to exit our operations in Africa and Australia. As a result of the decision, we determined that it was more likely than not that certain fixed assets will be sold or otherwise disposed of before the end of their estimated useful lives. We recorded charges of approximately $12.9 million and $3.9 million during the fiscal years ended January 31, 2017 and 2016, respectively, to adjust the carrying values of property and equipment in Africa and Australia to estimated fair values, based upon valuation information that includes available third-party quoted prices and appraisals of assets.  In calculating the impairment for fiscal year ended January 31, 2017, the carrying amount of the assets included the cumulative currency translation adjustment related to our African and Australian entities. The charges are shown as part of restructuring costs in the Consolidated Statement of Operations.

We reflect property as assets held for sale when management, having the authority to approve the action, commits to a plan to sell the asset, the sale is probable within one year, and the asset is available for immediate sale in its present condition. We also consider whether an active program to locate a buyer has been initiated, whether the asset is marketed actively for sale at a price that is reasonable in relation to its current fair value, and whether actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn. Upon designation as asset held for sale, we record the carrying value of each asset at the lower of its carrying value or its estimated fair value, less estimated costs to sell, and cease recording depreciation.

During the fourth quarter of the fiscal year ended January 31, 2017, we determined that our assets in Australia amounting to $2.5 million, which is part of Mineral Services segment, met all of the held for sale criteria, and as such were classified as held for sale in the Consolidated Balance Sheet as of January 31, 2017.  We recorded a reserve for assets held for sale related to Australia of $12.4 million as of January 31, 2017, and the reserve is included as part of Other Current Liabilities in the Consolidated Balance Sheet.

During the fourth quarter of the fiscal year ended January 31, 2016, we determined that assets in our Ethiopian location amounting to $0.8 million, which is part of Mineral Services segment, met all of the held for sale criteria, and as such were classified as held for sale in the Consolidated Balance Sheet as of January 31, 2017 and 2016.

During the fourth quarter of the fiscal year ended January 31, 2015, assets in our Redlands, California location amounting to $1.4 million, which is part of the Water Resources segment, were classified as held for sale. Due to unforeseen circumstances, the foregoing sale was not completed during the past two fiscal years; however, the assets continue to meet the held for sale criteria as of January 31, 2017, and disposition is expected to be completed within the next twelve months.

Discontinued Operations –We adopted Accounting Standards Update 2014-08, "Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity," on February 1, 2015. Under the new guidance, a discontinued operation is defined as a disposal of a component or group of components that is disposed of or is classified as held for sale and represents a strategic shift that has or will have a major effect on an entity’s operations and financial results. See Note 16 to the Consolidated Financial Statements for a discussion of our discontinued operations.

Goodwill –In accordance with ASC Topic 350-20, “Intangibles-Goodwill and Other”, we are required to test for the impairment of goodwill on at least an annual basis. We conduct this evaluation annually as of December 31 or more frequently if events or changes in circumstances indicate that goodwill might be impaired.  Our reporting units are based on our organizational and reporting structure and are the same as our three reportable segments. Corporate and other assets and liabilities are allocated to the reporting units to the extent that they relate to the operations of those reporting units in determining their carrying amount. We have the option of first performing a qualitative assessment to determine the existence of events and circumstances that would lead to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If such a conclusion is reached, then we would be required to perform a quantitative impairment assessment of goodwill. However, if the assessment leads to a determination that it is more likely than not that the fair value of a reporting unit is greater than its carrying amount, no further assessments are required. As of December 31, 2016 and 2015, we performed a qualitative assessment for our annual goodwill impairment test, and determined that it was more likely than not that the fair value of Inliner, the only reporting unit with goodwill, would exceed its carrying value.

As of January 31, 2017 and 2016, we had $8.9 million of goodwill on the Consolidated Balance Sheets. The goodwill is all attributable to the Inliner reporting segment. Goodwill expected to be tax deductible was $0.9 million as of January 31, 2017 and 2016.

The cumulative goodwill impairment losses for Water Resources, Inliner and Mineral Services were $17.5 million, $23.1 million and $20.2 million, respectively, which were recorded during the fiscal year ended January 31, 2012.

Intangible Assets – Other intangible assets with finite lives primarily consist of tradenames and patents. Intangible assets are being amortized using the straight-line method over their estimated useful lives, which range from ten to thirty-five years.

Finite-lived intangible assets are reviewed for recoverability whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Cash and Cash Equivalents – We consider investments with an original maturity of three months or less when purchased to be cash equivalents. Our cash equivalents are subject to potential credit risk. Our cash management and investment policies restrict investments to investment grade, highly liquid securities. The carrying value of cash and cash equivalents approximates fair value.

Restricted Deposits – Restricted deposits consist of escrow funds related to a certain disposition, and judicial deposits associated with tax related legal proceedings in Brazil. Restricted deposits – current of $3.5 million as of January 31, 2016, are included in Other Current Assets in the Consolidated Balance Sheet. Restricted deposits – non-current of $5.0 million and $4.3 million as of January 31, 2017 and 2016, respectively, are included in Other Assets in the Consolidated Balance Sheets.

Allowance for Uncollectible Accounts Receivable – We make ongoing estimates relating to the collectability of our accounts receivable and maintain an allowance for estimated losses resulting from the inability of our customers to make required payments. In determining the amount of the allowance, we make judgments about the creditworthiness of customers based on ongoing credit evaluations, and also consider a review of accounts receivable aging, industry trends, customer financial strength, credit standing and payment history to assess the probability of collection. Bad debt expense, which is recorded as part of Selling, General and Administrative Expenses in the Consolidated Statement of Operations, amounted to $0.7 million, ($0.4) million, and $0.8 million for the fiscal years ended January 31, 2017, 2016 and 2015, respectively.

We do not establish an allowance for credit losses on long-term contract unbilled receivables. Adjustments to unbilled receivables related to credit quality, if they occur, are accounted for as a reduction of revenue.

Concentration of Credit Risk – We grant credit to our customers, which may include concentrations in state and local governments. Although this concentration could affect our overall exposure to credit risk, we believe that our portfolio of accounts receivable is sufficiently diversified, thus spreading the credit risk. To manage this risk, we perform periodic credit evaluations of our customers’ financial condition, including monitoring our customers’ payment history and current credit worthiness. We do not generally require collateral in support of our trade receivables, but may require payment in advance or security in the form of a letter of credit or bank guarantee. During the fiscal years ended January 31, 2017, 2016 and 2015, no individual customer accounted for more than 10% of our consolidated revenues.

Accrued Insurance – We maintain insurance programs where we are responsible for the amount of each claim up to a self-insured limit. Estimates are recorded for health and welfare, workers’ compensation, property and casualty insurance costs that are associated with these programs. These costs are estimated based in part on actuarially determined projections of future payments under these programs and include amounts incurred but not reported. Should a greater amount of claims occur compared to what was estimated or costs of the medical profession increase beyond what was anticipated, accruals recorded may not be sufficient and additional costs to the Consolidated Financial Statements could be required.

Costs estimated to be incurred in the future for employee health and welfare benefits, workers’ compensation, property and casualty insurance programs resulting from claims which have been incurred are accrued currently. Under the terms of the agreement with the various insurance carriers administering these claims, we are not required to remit the total premium until the claims are actually paid by the insurance companies.

Fair Value of Financial Instruments – The carrying amounts of financial instruments, including cash and cash equivalents, customer receivables and accounts payable, approximated fair value at January 31, 2017 and 2016, because of the relatively short maturity of those instruments. See Note 14 to the Consolidated Financial Statements for fair value disclosures.

Litigation and Other Contingencies – We are involved in litigation incidental to our business, the disposition of which is not expected to have a material effect on our business, financial position, results of operations or cash flows. In addition, some of our contracts contain provisions that require payment of liquidated damages if we are responsible for the failure to meet specified contractual milestone dates and the applicable customer asserts a claim under these provisions. These contracts define the conditions under which our customers may make claims against Layne for liquidated damages.  In many cases in which we have historically had potential exposure for liquidated damages, such damages ultimately were not asserted by our customers.  It is possible, however, that future results of operations for any particular quarterly or annual period could be materially affected by changes in our assumptions related to these proceedings. If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability is accrued in our Consolidated Financial Statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, is disclosed. These provisions are reviewed at least quarterly and adjusted to reflect the impacts of negotiations, settlements, rulings, advice of legal counsel, and other information and events pertaining to a particular case.

Supplemental Cash Flow Information –The amounts paid or refunded for income taxes, interest and non-cash investing and financing activities were as follows:

	Years Ended January 31,
(in thousands)	2017	2016	2015
Income taxes paid	$1,555	$1,947	$3,882
Income tax refunds	(596)	(4,251)	(394)
Interest paid	12,331	11,065	6,737
Noncash investing and financing activities:
Exchange of 4.25% Convertible Notes for 8.0% Convertible Notes	—	55,500	—
Contingent consideration on sale of discontinued operations	—	4,244	—
Receivable on sale of discontinued operations	—	—	2,638
Accrued capital additions	1,427	1,186	774

Income Taxes – Income taxes are provided using the asset and liability method, in which deferred taxes are recognized on the difference between the financial statement carrying amounts and tax bases of existing assets and liabilities. Deferred tax assets are reviewed for recoverability and valuation allowances are provided as necessary. Provision for U.S. income taxes on undistributed earnings of foreign subsidiaries and affiliates is made only on those amounts in excess of funds considered to be invested indefinitely. In general, we record income tax expense during interim periods based on our best estimate of the full year’s effective tax rate. However, income tax expense relating to adjustments to Layne’s liabilities for uncertainty in income tax positions for prior reporting periods are accounted for discretely in the interim period in which it occurs. Income tax expense relating to adjustments for current year uncertain tax positions is accounted for as a component of the adjusted annualized effective tax rate.

In assessing the need for a valuation allowance, we consider both positive and negative evidence related to the likelihood of realization of the deferred tax assets. The weight given to the positive and negative evidence is commensurate with the extent to which the evidence may be objectively verified. Accounting guidance states that a cumulative loss in recent years is a significant piece of negative evidence that is difficult to overcome in determining that a valuation allowance is not needed against deferred tax assets. As such, it is generally difficult for positive evidence regarding projected future taxable income exclusive of reversing taxable temporary differences to outweigh objective negative evidence of recent financial reporting losses. In preparing future taxable income projections, we consider the periods in which future reversals of existing taxable and deductible temporary differences are likely to occur, future taxable income, taxable income available in prior carryback years and the availability of tax-planning strategies when determining the ability to realize recorded deferred tax assets.

Our estimate of uncertainty in income taxes is based on the framework established in the accounting for income taxes guidance. We recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. For tax positions that meet this recognition threshold, we apply judgment, taking into account applicable tax laws and experience in managing tax audits, to determine the amount of tax benefits to recognize in the financial statements. For each position, the difference between the benefit realized on our tax return and the benefit reflected in the financial statements is recorded as a liability in the Consolidated Balance Sheets. This liability is updated at each financial statement date to reflect the impacts of audit settlements and other resolution of audit issues, expiration of statutes of limitation, developments in tax law and ongoing discussions with taxing authorities.

Income (Loss) Per Share – Income (loss) per share is computed by dividing net earnings available to common shareholders by the weighted average number of common shares outstanding during the period. For periods in which we recognize losses, the calculation of diluted loss per share is the same as the calculation of basic loss per share. For periods in which we recognize net income, diluted earnings per common share is computed in the same way as basic earnings per common share except that the denominator is increased to include the number of additional common shares that would be outstanding if all potential common shares had been issued that were dilutive. Options to purchase common stock and nonvested shares are included based on the treasury stock method for dilutive earnings per share except when their effect is antidilutive. The 4.25% Convertible Notes and the 8.0% Convertible Notes (as defined in Note 8 to the Consolidated Financial Statements) are included in the calculation of diluted loss per share if their inclusion is dilutive under the if-converted method. Options to purchase 750,044, 839,715 and 1,015,514 shares have been excluded from weighted average shares for the fiscal years ended January 31, 2017, 2016 and 2015, respectively, as their effect was antidilutive. A total of 1,871,640, 1,407,170 and 487,292 non-vested shares have been excluded from weighted average shares for the fiscal years ended January 31, 2017, 2016 and 2015, respectively, as their effect was antidilutive.

Share-Based Compensation – We recognize the cost of all share-based instruments in the Consolidated Financial Statements based on the calculated fair value of the award. The fair value of share-based compensation granted in the form of stock options is determined using a lattice valuation model. In addition, we granted certain market-based awards during the years ended January 31, 2017, 2016 and 2015, which were valued using the Monte Carlo simulation model.  See Note 13 to the Consolidated Financial Statements.

Unearned compensation expense associated with the issuance of awards is amortized on a straight-line basis as the restrictions on the stock expire, subject to achievement of certain contingencies.

Research and Development Costs – Research and development costs charged to expense during the fiscal years ended January 31, 2017, 2016 and 2015 were $0.1 million in each of the three fiscal years and are recorded in selling, general and administrative expenses.

(2) Costs and Estimated Earnings on Uncompleted Contracts

Costs and estimated earnings on uncompleted contracts consisted of the following:

	As of January 31,
(in thousands)	2017	2016
Cost incurred on uncompleted contracts	$658,553	$663,335
Estimated earnings	213,142	246,616
	871,695	909,951
Less: Billing to date	842,232	872,141
Total	$29,463	$37,810
Included in accompanying balance sheets under the following captions:
Costs and estimated earnings in excess of billing on uncompleted contracts	$48,623	$54,384
Long-term retainage	-	87
Billings in excess of costs and estimated earnings on uncompleted contracts	(19,160)	(16,661)
Total	$29,463	$37,810

We bill our customers based on specific contract terms. Substantially all billed amounts are collectible within one year. As of January 31, 2017 and 2016, our costs and estimated earnings in excess of billings on uncompleted contracts included unbilled contract retainage amounts of $19.1 million and $16.2 million, respectively.

(3) Property and Equipment

Property and equipment consisted of the following:

	January 31,	January 31,
(in thousands)	2017	2016
Land	$10,037	$12,589
Buildings	30,835	34,247
Machinery and equipment	323,280	344,757
Property and equipment, at cost	364,152	391,593
Less - Accumulated depreciation	(267,167)	(282,601)
Property and equipment, net	$96,985	$108,992

Depreciation expense was $25.3 million, $30.1 million and $37.6 million for the fiscal years ended January 31, 2017, 2016 and 2015, respectively.

(4) Impairment Charges

Prior to the segment realignment in the third quarter of the fiscal year ended January 31, 2016, we reviewed the recoverability of the asset values of our long-lived assets in the Energy Services segment during the second quarter of the fiscal year ended January 31, 2016. Using the undiscounted cash flow model, we concluded that the carrying value of the assets in Energy Services was not fully recoverable as of July 31, 2015. We performed an assessment of the fair value of the assets of Energy Services based on orderly liquidation value of the property and equipment, which was considered as Level 2 fair value measurement. This assessment resulted in the recording of an impairment charge of approximately $4.6 million in the Consolidated Statements of Operations during the second quarter of the fiscal year ended January 31, 2016.

(5) Investments in Affiliates

We have investments in affiliates that are engaged in mineral drilling services, and the manufacture and supply of drilling equipment, parts and supplies.  Investment in affiliates may include other drilling and infrastructure services joint ventures from time to time.

A summary of material, jointly-owned affiliates, as well as their primary operating subsidiaries if applicable, and the percentages directly or indirectly owned by Layne are as follows as of January 31, 2017:

	Percentage Owned Directly	Percentage Owned Indirectly
Boyles Bros Servicios Tecnicos Geologicos S.A. (Panama)	50.00%
Boytec, S.A. (Panama)		50.00%
Boytec Sondajes de Mexico, S.A. de C.V. (Mexico)		50.00
Sondajes Colombia, S.A. (Colombia)		50.00
Mining Drilling Fluids (Panama)		25.00
Plantel Industrial S.A. (Chile)		50.00
Christensen Chile, S.A. (Chile)	50.00
Christensen Commercial, S.A. (Chile)	50.00
Geotec Boyles Bros., S.A. (Chile)	50.00
Centro Internacional de Formacion S.A. (Chile)		50.00
Geoestrella S.A. (Chile)		25.00
Diamantina Christensen Trading (Panama)	42.69
Christensen Commercial, S.A. (Peru)	35.38
Geotec, S.A. (Peru)	35.38
Boyles Bros., Diamantina, S.A. (Peru)	29.49

Financial information of the affiliates is reported with a one-month lag in the reporting period. The impacts of the lag on our investment and results of operations are not significant. Summarized financial information of the affiliates was as follows:

	As of and Years Ended January 31,
(in thousands)	2017	2016	2015
Balance sheet data:
Current assets	$87,116	$89,943	$97,655
Noncurrent assets	77,624	83,132	67,166
Current liabilities	27,270	27,538	22,114
Noncurrent liabilities	11,288	13,393	17,438
Income statement data:
Revenues	123,846	135,602	146,934
Gross profit	21,259	17,944	17,677
Operating income (loss)	6,621	3,424	(1,669)
Net income (loss)	5,697	(989)	(4,647)

We had no significant transactions or balances with our affiliates as of January 31, 2017, 2016 and 2015, and for the fiscal years then ended.

Our equity in undistributed earnings of the affiliates totaled $50.7 million, $52.8 million and $57.2 million as of January 31, 2017, 2016 and 2015, respectively, and an additional $4.6 million of investment in affiliates was recorded as equity method goodwill for certain of the investments at the time of acquisition.

(6) Other Intangible Assets

Other intangible assets consisted of the following as of January 31:

	2017			2016
(in thousands)	Gross Carrying Amount	Accumulated Amortization	Weighted Average Amortization Period in Years	Gross Carrying Amount	Accumulated Amortization	Weighted Average Amortization Period in Years
Amortizable intangible assets:
Tradenames	$5,120	$(3,869)	15	$5,120	$(3,527)	15
Patents	905	(635)	12	905	(592)	12
Other	500	(242)	10	966	(653)	22
Total intangible assets	$6,525	$(4,746)		$6,991	$(4,772)

Total amortization expense for other intangible assets was $0.4 million, $0.5 million and $0.6 million for the fiscal years ended January 31, 2017, 2016 and 2015, respectively. Amortization expense for the subsequent five fiscal years is estimated as follows:

Estimated amortization for the next 5 years
(in thousands)	Amount
Fiscal Year 2018	$435
Fiscal Year 2019	435
Fiscal Year 2020	435
Fiscal Year 2021	322
Fiscal Year 2022	94
Thereafter	58
Total	$1,779

(7) Other Balance Sheet Information

The table below presents comparative detailed information about other current assets at January 31, 2017 and 2016:

	January 31,	January 31,
(in thousands)	2017	2016
Other current assets:
Income taxes receivable	$5,524	$6,411
Assets held for sale	4,735	2,135
Prepaid insurance	1,801	1,600
Restricted deposits	—	3,466
Other	4,691	6,658
Total	$16,751	$20,270

The table below presents comparative detailed information about other non-current assets at January 31, 2017 and 2016:

	January 31,	January 31,
(in thousands)	2017	2016
Other non-current assets:
Contingent consideration receivable	$4,244	$4,244
Deferred income taxes	242	880
Deferred financing fees, net	1,833	2,675
Long-term retainage	—	87
Other	5,195	6,680
Total	$11,514	$14,566

The table below presents comparative detailed information about other current liabilities at January 31, 2017 and 2016:

	January 31,	January 31,
(in thousands)	2017	2016
Other current liabilities:
Current maturities of long-term debt	$9	$88
Reserve for assets held for sale(1)	12,431	—
Accrued compensation	13,364	14,988
Accrued insurance	12,206	12,093
Income taxes payable	9,088	8,584
Other accrued expenses	16,954	26,473
Total	$64,052	$62,226

(1)

Reserve for assets held for sale represents the impairment of assets held for sale in Australia and Africa. In calculating the impairment, the carrying amount of the assets included the cumulative currency translation adjustment related to our Australian and African entities.

(8) Indebtedness

Debt outstanding as of January 31, 2017 and 2016 was as follows:

	January 31,	January 31,
(in thousands)	2017	2016
4.25% Convertible Notes	$64,387	$61,766
8.0% Convertible Notes	97,952	97,205
Asset-based facility	—	—
Capitalized lease obligations	17	106
Less amounts representing interest	(1)	(3)
Total debt	162,355	159,074
Less current maturities of long-term debt	(9)	(88)
Total long-term debt	$162,346	$158,986

As of January 31, 2017, debt outstanding will mature as follows:

(in thousands)	4.25% Convertible Notes	8.0% Convertible Notes	Asset-based facility	Capitalized lease obligations	Total
Fiscal Year 2018	$—	$—	$—	$9	$9
Fiscal Year 2019	64,387	—	—	7	64,394
Fiscal Year 2020	—	97,952	—	—	97,952
Total	$64,387	$97,952	$—	$16	$162,355

Asset-based Revolving Credit Facility

We have a $100.0 million senior secured asset-based facility, that expires on April 14, 2019, of which up to an aggregate principal amount of $75.0 million is available in the form of letters of credit and up to an aggregate principal amount of $15.0 million is available for short-term swingline borrowings.

The asset-based facility is guaranteed by assets of our direct and indirect wholly owned domestic subsidiaries, subject to certain exceptions described in the asset-based facility.  The obligations under the asset-based facility are secured by a lien on substantially all of our assets and the assets of the subsidiary guarantors, subject to certain exceptions described in the asset-based facility, including a pledge of up to 65% of the equity interests of our first tier foreign subsidiaries.

Availability under the asset-based facility is currently the lesser of (i) $100.0 million or (ii) the borrowing base (as defined in the asset-based facility agreement).

Availability under the asset-based facility as of January 31, 2017, was approximately $100.0 million, as the borrowing base exceeded total commitments. Approximately $27.7 million of letters of credit were issued under the asset-based facility as of January 31, 2017, resulting in Excess Availability (described below) of $72.3 million.

Advances under the asset-based facility are subject to certain conditions precedent, including the accuracy of certain representations and warranties and the absence of any default or event of default. Future advances may be used for general corporate and working capital purposes, and to pay fees and expenses associated with the asset-based facility.

Pursuant to the asset-based facility agreement, the revolving loans will bear interest at either:

•

the alternate base rate plus the applicable margin. The alternate base rate is equal to the highest of (a) the base rate, (b) the sum of the Federal Funds Open rate plus 0.5%, and (c) the sum of the Daily LIBOR rate plus 1%, or

•	the LIBOR rate (as defined in the asset-based facility agreement) for the interest period in effect for such borrowing plus the applicable margin.

The asset-based facility contains various restrictions and covenants, including restrictions on dispositions of certain assets, incurrence of indebtedness, investments, distributions, capital expenditures, acquisitions and prepayment of certain indebtedness. In general, provided that we maintain a certain level of Excess Availability, we will not be restricted from incurring additional unsecured indebtedness or making investments, distributions, capital expenditures or acquisitions.

In compliance with the terms of our asset-based facility, we obtained an asset sale consent from our lenders on January 25, 2017 in connection with the sale of our Heavy Civil business segment.

If Excess Availability is less than the greater of 17.5% of Total Availability or $17.5 million for more than one business day, then a “Covenant Compliance Period” (as defined in the asset-based facility agreement) will exist until Excess Availability has been equal to or greater than the greater of 17.5% of the Total Availability or $17.5 million for a period of 30 consecutive days.  We must maintain a minimum fixed charge coverage ratio of not less than 1.0 to 1.0 and a maximum first lien leverage ratio of not greater than 5.0 to 1.0 for the four fiscal quarters ended immediately preceding any Covenant Compliance Period and for any four fiscal quarter period ending during a Covenant Compliance Period.  We would not have been in compliance with the fixed charge coverage ratio had we been in a Covenant Compliance Period as of the fiscal years ended January 31, 2017 and 2016.

During the fiscal year ended January 31, 2016, we had two consecutive four-quarter periods with a fixed charge coverage ratio of not less than 1.0 to 1.0 and therefore, we are no longer required to maintain a cumulative minimum cash flow (as defined in the asset-based facility agreement) of not less than negative $45.0 million and a minimum cash flow of not less than negative $25.0 million during any twelve consecutive month period.

The asset-based facility also contains a subjective acceleration clause that can be triggered if the lenders determine that we have experienced a material adverse change.  If triggered by the lenders, this clause would create an Event of Default (as defined in the asset-based facility agreement), which in turn would permit the lenders to accelerate repayment of outstanding obligations.

The balance sheet classification of the borrowings under the asset-based facility has been determined in accordance with ASC Topic 470-10-45, “Balance Sheet Classification of Borrowings Outstanding under Revolving Credit Agreements that Include both a Subjective Acceleration Clause and a Lock-Box Arrangement.”  Accordingly, the borrowings have been classified as a long-term liability in the accompanying Consolidated Balance Sheet.

In general, during a Covenant Compliance Period or if an Event of Default has occurred and is continuing, all of Layne’s funds received on a daily basis will be applied to reduce amounts owing under the asset-based facility.  Based on current projections Layne does not anticipate being in a Covenant Compliance Period during the next twelve months. Also, because Excess Availability currently is, and is expected to be for the next twelve months, sufficient not to trigger a Covenant Compliance Period, we are and anticipate being in compliance with the applicable debt covenants associated with the asset-based facility for the next twelve months.

Defaults under the asset-based facility include (but are not limited to) the following:

•	non-payment of principal, interest, fees and other amounts under the asset-based facility,
•	failure to comply with any of the negative covenants, certain of the specified affirmative covenants or other covenants under the asset-based facility,
•	failure to pay certain indebtedness when due,
•	specified events of bankruptcy and insolvency,
•	one or more judgments of $5.0 million not covered by insurance and not paid within a specified period, and
•	a change in control as defined in the asset-based facility.

The maturity date for the asset based facility is April 15, 2019.  However, the maturity date will accelerate to May 15, 2018 if each of the following has not yet occurred on or before such date: (i) either (a) all of the 8.0% Convertible Notes (or Permitted Refinancing Indebtedness (as defined in the asset-based facility agreement) in respect thereof) are converted or (b) the maturity date of the 8.0% Convertible Notes (or Permitted Refinancing Indebtedness in respect thereof) is extended to a date which is after October 15, 2019, and (ii) either (a) all of the 4.25% Convertible Notes (or Permitted Refinancing Indebtedness in respect thereof) are converted, (b) the maturity date for the 4.25% Convertible Notes (or Permitted Refinancing Indebtedness in respect thereof) is extended to a date which is after October 15, 2019, or (c) the 4.25% Convertible Notes are effectively discharged. The 4.25% Convertible Notes will be effectively discharged after, among other things, we have irrevocably deposited with the trustee of the 4.25% Convertible Notes cash in an amount sufficient to pay any remaining interest and principal payments due on any then remaining unconverted 4.25% Convertible Notes, with irrevocable instructions to the trustee to make such payments to the holders of the 4.25% Convertible Notes as they become due.

4.25% Convertible Senior Notes

On November 12, 2013, we completed the issuance and sale of $110.0 million aggregate principal amount of 4.25% Convertible Notes due 2018 (the “4.25% Convertible Notes”), in accordance with the terms of the purchase agreement (the “Purchase Agreement”) entered into with Jefferies LLC (the “Initial Purchaser”). On December 5, 2013, the Initial Purchaser exercised its option to purchase an additional $15.0 million aggregate principal amount of 4.25% Convertible Notes as part of the Purchase Agreement. The 4.25% Convertible Notes were issued pursuant to an Indenture, dated November 12, 2013 (the “4.25% Convertible Notes Indenture”), between Layne and U.S. Bank National Association, as trustee. The 4.25% Convertible Notes are senior, unsecured obligations of Layne. The 4.25% Convertible Notes are convertible, at the option of the holders, into consideration consisting of, at our election, cash, shares of our common stock, or a combination of cash and shares of our common stock (and cash in lieu of fractional shares) until the close of business on the scheduled trading day immediately preceding May 15, 2018. However, before May 15, 2018, the 4.25% Convertible Notes will not be convertible except in certain circumstances provided in the 4.25% Convertible Notes Indenture.

The 4.25% Convertible Notes bear interest at a rate of 4.25% per year, payable semi-annually in arrears in cash on May 15 and November 15 of each year, beginning on May 15, 2014. The 4.25% Convertible Notes will mature on November 15, 2018, unless earlier repurchased, redeemed or converted.

The initial conversion rate was 43.6072 shares of our common stock per $1,000 principal amount of 4.25% Convertible Notes (which is equivalent to an initial conversion price of approximately $22.93 per share of our common stock). The conversion rate will be subject to adjustment upon the occurrence of certain events. In addition, we may be obligated to increase the conversion rate for any conversion that occurs in connection with certain corporate events, including our call of the 4.25% Convertible Notes for redemption.

On and after November 15, 2016, and prior to the maturity date, pursuant to the 4.25% Convertible Note Indenture, we may redeem all, but not less than all, of the 4.25% Convertible Notes for cash if the sale price of our common stock equals or exceeds 130% of the applicable conversion price for a specified time period ending on the trading day immediately prior to the date we deliver notice of the redemption. The redemption price will equal 100% of the principal amount of the 4.25% Convertible Notes to be redeemed, plus any accrued and unpaid interest to, but excluding, the redemption date. In addition, upon the occurrence of a fundamental change (as defined in the 4.25% Convertible Notes Indenture), holders of the 4.25% Convertible Notes will have the right, at their option, to require us to repurchase their 4.25% Convertible Notes in cash at a price equal to 100% of the principal amount of the 4.25% Convertible Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

If any amount payable on a 4.25% Convertible Note (including principal, interest, a fundamental change repurchase or a redemption) is not paid by us when it is due and payable, such amount will accrue interest at a rate equal to 5.25% per annum from such payment date until paid.

In accordance with ASC Topic 470-20, “Debt with Conversion and Other Options,” we separately account for the liability and equity conversion components of the 4.25% Convertible Notes. The principal amount of the liability component of the 4.25% Convertible Notes was $106.0 million as of the date of issuance based on the present value of our cash flows using a discount rate of 8.0%, our approximate borrowing rate at the date of the issuance for a similar debt instrument without the conversion feature. The carrying value of the equity conversion component was $19.0 million. A portion of the Initial Purchaser’s discount and commission and the offering costs totaling $0.8 million and deferred taxes totaling $7.1 million were allocated to the equity conversion component. The liability component will be accreted to the principal amount of the 4.25% Convertible Notes using the effective interest method over five years.

In accordance with guidance in ASC Topic 470-20 and ASC Topic 815-15, “Embedded Derivatives,” we determined that the embedded conversion components and other embedded derivatives of the 4.25% Convertible Notes do not require bifurcation and separate accounting.

On March 2, 2015, we exchanged approximately $55.5 million aggregate principal amount of our 4.25% Convertible Notes for approximately $49.9 million aggregate principal amount of our 8.0% Convertible Notes (described further below). In accordance with the derecognition guidance for convertible instruments in an exchange transaction under ASC Topic 470-20, the fair value of the 8.0% Convertible Notes (“the exchange consideration”) and the transaction costs incurred were allocated between the liability and equity components of the 4.25% Convertible Notes. Of the $49.9 million exchange consideration, $42.1 million, which represents the fair value of the 4.25% Convertible Notes immediately prior to its derecognition, was allocated to the extinguishment of the liability component. Transaction costs of $0.9 million were also allocated to the liability component. As a result, we recognized a gain on extinguishment of debt of $4.2 million during the first quarter of the fiscal year ended January 31, 2016. The remaining $7.8 million of the exchange consideration and $0.2 million of transaction costs were allocated to the reacquisition of the equity component and recognized as a reduction of stockholders’ equity.

The following table presents the carrying value of the 4.25% Convertible Notes:

	January 31,	January 31,
(in thousands)	2017	2016
Carrying amount of the equity conversion component	$3,106	$3,106
Principal amount of the 4.25% Convertible Notes	$69,500	$69,500
Unamortized deferred financing fees	(1,033)	(1,523)
Unamortized debt discount (1)	(4,080)	(6,211)
Net carrying amount	$64,387	$61,766

(1)	As of January 31, 2017, the remaining period over which the unamortized debt discount will be amortized is 21 months using an effective interest rate of 9%.

8.0 % Senior Secured Second Lien Convertible Notes

On March 2, 2015, we completed the offering of approximately $100.0 million aggregate principal amount of 8.0% Senior Secured Second Lien Convertible Notes (“8.0% Convertible Notes”).  The 8.0% Convertible Notes were offered at par to certain investors that held approximately $55.5 million of our 4.25% Convertible Notes due 2018 pursuant to terms in which the investors agreed to (i) exchange the 4.25% Convertible Notes owned by them for approximately $49.9 million of the 8.0% Convertible Notes and (ii) purchase approximately $49.9 million aggregate principal amount of 8.0% Convertible Notes at a cash price equal to the principal amount thereof.  The amount of accrued interest on the 4.25% Convertible Notes delivered by the investors in the exchange was credited to the cash purchase price payable by the investors in the purchase.

The sale of the 8.0% Convertible Notes generated net cash proceeds of approximately $45.0 million after deducting discounts and commissions, estimated offering expenses and accrued interest on the 4.25% Convertible Notes being exchanged.  We used the net cash proceeds to repay the then outstanding balance on the asset-based facility of $18.2 million with the remainder of the proceeds held for general working capital purposes.

The 8.0% Convertible Notes were issued pursuant to an Indenture, dated as of March 2, 2015 (the “8.0% Convertible Notes Indenture”), among Layne, the guarantor parties thereto and U.S. Bank National Association, as trustee and collateral agent. The 8.0% Convertible Notes are senior, secured obligations of Layne, with interest payable on May 1 and November 1 of each year, beginning May 1, 2015, at a rate of 8.0% per annum. The 8.0% Convertible Notes will mature on May 1, 2019; provided, however, that, unless all of the 4.25% Convertible Notes (or any permitted refinancing indebtedness in respect thereof) have been redeemed, repurchased, otherwise retired, discharged in accordance with their terms or converted into our common stock, or have been effectively discharged, in each case on or prior to August 15, 2018 or the scheduled maturity date of the 4.25% Convertible Notes (or any permitted refinancing indebtedness incurred in respect thereof) is extended to a date that is after October 15, 2019, the 8.0% Convertible Notes will mature on August 15, 2018.

The 8.0% Convertible Notes are senior, secured obligations and are guaranteed by our subsidiaries that currently are co-borrowers or guarantors under our asset-based facility, as well as all of our future wholly-owned U.S. restricted subsidiaries and, in certain cases, certain of our other subsidiaries.

The 8.0% Convertible Notes are secured by a lien on substantially all of our assets and the assets of the subsidiary guarantors, subject to certain exceptions. The liens on the assets securing the 8.0% Convertible Notes are junior in priority to the liens (the “First Priority Liens”) on such assets securing our debt (the “First Priority Debt”) or that of the subsidiary guarantors under our asset-based facility and certain other specified existing or future obligations.

At any time prior to the maturity date, we may redeem for cash all, but not less than all, of the 8.0% Convertible Notes; provided, however, that we may not redeem the 8.0% Convertible Notes on a redemption date that is outside an Open Redemption Period (as defined in the 8.0% Convertible Notes Indenture) unless the last reported sale price of our common stock equals or exceeds 140% of the conversion price of the 8.0% Convertible Notes in effect on each of at least 20 trading days during the 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which we deliver the redemption notice.

In addition, upon the occurrence of a “fundamental change” (as defined in the 8.0% Convertible Notes Indenture), holders of the 8.0% Convertible Notes will have the right, at their option, to require us to repurchase their 8.0% Convertible Notes in cash at a price equal to 100% of the principal amount of the 8.0% Convertible Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

The 8.0% Convertible Notes Indenture permits us to reinvest the net proceeds from certain “asset sales” (as defined in the 8.0% Convertible Notes Indenture).  Any such reinvestments are subject to the criteria and time periods in the 8.0% Convertible Notes Indenture.  Any net proceeds from “asset sales” that are not reinvested within the applicable time period constitute “excess proceeds” (as defined in the 8.0% Convertible Notes Indenture). When the aggregate amount of “excess proceeds” exceeds $10.0 million, we must, within 30 days, make an offer to all holders of the 8.0% Convertible Notes and holders of certain other pari passu debt obligations of the Company (together, the “Qualifying Indebtedness”) to repurchase the Qualifying Indebtedness up to the maximum amount of the available “excess proceeds.”  The Qualifying Indebtedness repurchase price will equal 100% of the principal amount plus any accrued and unpaid interest to, but excluding the repurchase date.  The holders of the Qualifying Indebtedness may, at their option, elect to accept the repurchase offer.  If the aggregate amount of Qualifying Indebtedness tendered for repurchase exceeds the amount of “excess proceeds”, the Qualifying Indebtedness tendered will be repurchased on a pro rata basis.  We may use any “excess proceeds” remaining as a result of an insufficient amount of Qualifying Indebtedness being tendered for repurchase for any purpose not otherwise prohibited by the 8.0% Convertible Notes Indenture.

The 8.0% Convertible Notes are convertible, at the option of the holders, into consideration consisting of shares of our common stock (and cash in lieu of fractional shares) until the close of business on the scheduled trading day immediately preceding the maturity date. No holder will have the right to convert any 8.0% Convertible Notes into shares of common stock to the extent that the conversion would cause that holder to beneficially own more than 9.9% of the shares of our common stock then outstanding after giving effect to the proposed conversion.

The initial conversion rate was 85.4701 shares of our common stock per $1,000 principal amount of 8.0% Convertible Notes (equivalent to an initial conversion price of approximately $11.70 per share of our common stock). The conversion rate is subject to adjustment upon the occurrence of certain events. In addition, we may be obligated to increase the conversion rate for any conversion that occurs in connection with certain corporate events, including our call of the 8.0% Convertible Notes for redemption.

The 8.0% Convertible Notes Indenture contains covenants that, among other things, restrict our ability and that of our restricted subsidiaries, subject to certain exceptions, to: (1) incur additional indebtedness; (2) create liens; (3) declare or pay dividends on, make distributions with respect to, or purchase or redeem, our equity interests or the equity interests of our restricted subsidiaries, or make certain payments on subordinated or unsecured indebtedness or make certain investments; (4) enter into certain transactions with affiliates; (5) engage in certain asset sales unless specified conditions are satisfied; and (6) designate certain subsidiaries as unrestricted subsidiaries. The 8.0% Convertible Notes Indenture also contains events of default after the occurrence of which the 8.0% Convertible Notes may be accelerated and become immediately due and payable.

If any amount payable on a 8.0% Convertible Note (including principal, interest, a fundamental change repurchase or a redemption) is not paid by us when it is due and payable, such amount will accrue interest at a rate equal to 9.0% per annum from such payment date until paid.

In accordance with guidance in ASC Topic 815-15, we determined that the embedded conversion components and other embedded derivatives of the 8.0% Convertible Notes do not require bifurcation and separate accounting. We accounted for the 8.0% Convertible Notes as debt with conversion features that are not beneficial under ASC Topic 470-20. Accordingly, all the proceeds from the issuance of the 8.0% Convertible Notes are recorded as a liability in our Consolidated Balance Sheets.

The following table presents the carrying value of the 8.0% Convertible Notes:

	January 31,	January 31,
(in thousands)	2017	2016
Principal amount of the 8.0% Convertible Notes	$99,898	$99,898
Unamortized deferred financing fees	(1,946)	(2,693)
Net carrying amount	$97,952	$97,205

Surety Bonds

As of January 31, 2017 and 2016, surety bonds issued to secure performance of our projects amounted to $223.8 million and $259.7 million, respectively.  The amount of our surety bonds is based on the expected amount of revenues remaining to be recognized on the projects. Of the amount outstanding at January 31, 2017, $110.5 million related to surety bonds on contracts which were assumed by the purchasers of our Heavy Civil business.

(9) Other Income (Expense), net

Other income (expense), net consisted of the following:

	Years Ended January 31,
(in thousands)	2017	2016	2015
Interest income	$87	$732	$72
Currency exchange loss	(205)	(73)	(241)
Other	961	423	(1,097)
Total	$843	$1,082	$(1,266)

(10) Income Taxes

Loss from continuing operations before income taxes consisted of the following:

	Years Ended January 31,
(in thousands)	2017	2016	2015
Domestic	$(37,084)	$(17,778)	$(31,083)
Foreign	(8,545)	(29,837)	(11,855)
Total	$(45,629)	$(47,615)	$(42,938)

Components of income tax (benefit) expense from continuing operations were as follows:

	Years Ended January 31,
(in thousands)	2017	2016	2015
Currently due:
U.S. federal	$63	$(374)	$(4,352)
State and local	583	(685)	129
Foreign	1,480	2,182	2,182
	2,126	1,123	(2,041)
Deferred:
U.S. federal	274	(895)	(1,559)
State and local	(197)	638	361
Foreign	(783)	(129)	(706)
	(706)	(386)	(1,904)
Total	$1,420	$737	$(3,945)

A reconciliation of the total income tax (benefit) expense from continuing operations to the statutory federal rate is as follows for the fiscal years ended January 31:

	2017		2016		2015
(in thousands)	Amount	Effective Rate	Amount	Effective Rate	Amount	Effective Rate
Income tax at statutory rate	$(15,972)	35.0%	$(16,665)	35.0%	$(15,027)	35.0%
State income tax, net	(3,655)	8.0	579	(1.2)	(1,456)	3.4
Difference in tax expense resulting from:
Nondeductible expenses	1,123	(2.5)	708	(1.5)	(782)	1.8
Taxes on foreign affiliates	558	(1.2)	2,213	(4.6)	1,798	(4.2)
Taxes on foreign operations	478	(1.0)	(13,594)	28.6	(6,001)	14.0
Valuation allowance	17,513	(38.4)	32,742	(68.8)	18,004	(41.9)
Tax benefit related to tax expenses recorded on discontinued operations and equity	—	—	(1,225)	2.6	—	—
Changes in uncertain tax provisions	(471)	1.0	(1,200)	2.5	(1,010)	2.4
Other	1,846	(4.0)	(2,821)	5.9	529	(1.3)
Total	$1,420	(3.1)%	$737	(1.5)%	$(3,945)	9.2%

The benefit for nondeductible expenses for the fiscal year ended January 31, 2015 resulted from the reversal of a prior year penalty accrual related to the FCPA investigation.  See Note 15 to the Consolidated Financial Statements.

The tax effect on pretax loss from continuing operations generally is determined by a computation that does not consider the tax effect on other categories of income or loss (for example, other comprehensive loss, discontinued operations, additional paid in capital, etc.). An exception to that general rule is provided when there is a pretax loss from continuing operations and pretax income from other categories of income. Pursuant to this exception, we recorded a tax benefit on continuing operations during the fiscal year ended January 31, 2016.  During the fiscal year ended January 31, 2016, a tax benefit of $1.2 million was recorded on continuing operations which offset tax expense recorded on discontinued operations.

We recorded $17.5 million, $32.7 million and $18.0 million of valuation allowances from continuing operations on our net domestic and certain foreign deferred tax assets during the fiscal years ended January 31, 2017, 2016 and 2015, respectively. The valuation allowance recorded for the fiscal year ended January 31, 2017 was recorded on deferred tax assets generated during the year, and was primarily related to tax losses and tax credit carryforwards.  The total valuation allowance at January 31, 2017 of $157.7 million was comprised of a domestic valuation allowance of $140.3 million and a foreign valuation allowance of $17.4 million.

In assessing the need for a valuation allowance, we concluded that we had a cumulative loss on domestic operations after adjusting for significant non-recurring charges beginning in the fiscal year ended January 31, 2014 and continuing through the fiscal year ended January 31, 2017. Based on this assessment, we concluded that it was not more likely than not that realization of our domestic deferred tax assets would occur in future periods, and accordingly a valuation allowance was provided. Similar consideration was given to foreign deferred tax assets, and we concluded that certain foreign deferred tax assets were also not more likely than not to be realized and a valuation allowance was recorded. The establishment of a valuation allowance does not have any impact on cash, nor does such an allowance preclude us from using our loss carryforwards or utilizing other deferred tax assets in the future.

The net income (loss) from discontinued operations for the fiscal years ended January 31, 2017, 2016 and 2015 was ($5.2), $3.5 million and ($70.3) million, respectively. These amounts are net of income tax (expense) benefit of $0.0, ($1.2) million, and ($0.7) million, respectively. The effective tax rates for discontinued operations were 0.0%, (25.7%) and (1.0%) for the fiscal years ended January 31, 2017, 2016 and 2015, respectively.

Deferred income taxes result from temporary differences between the financial statement and tax bases of our assets and liabilities. The sources of these differences and their cumulative tax effects were as follows:

	Years Ended January 31,
(in thousands)	2017	2016
Accruals	$24,719	$29,734
Share based compensation	2,525	2,415
Intangibles	3,429	4,039
Foreign tax credit carryforwards	47,827	45,809
Tax loss carryforwards	70,966	49,154
Cumulative currency translation adjustment	5,068	6,588
Capital loss carryforwards	12,861	13,398
Other assets	1,418	2,330
Total deferred tax asset	168,813	153,467
Valuation allowance	(157,664)	(140,124)
Buildings, machinery and equipment	(6,687)	(6,519)
Convertible Notes	(1,530)	(2,422)
Unremitted foreign earnings	(4,782)	(6,593)
Other liabilities	(2,107)	(2,412)
Total deferred tax liability	(15,106)	(17,946)
Net deferred tax liability	$(3,957)	$(4,603)

We had the following tax losses and tax credit carryforwards at January 31, 2017:

		Gross	Expected Tax
		Carryforward	Benefit	Valuation
(dollars in millions)	Expiration	Amount	Amount	Allowance
Federal net operating loss carryforwards	2034-2037	$131.8	$45.4	$(45.4)
State net operating loss carryforwards	2024-2037	205.0	10.5	(10.5)
Federal capital loss carryforwards	2020	33.3	12.9	(12.9)
State capital loss carryforwards	2020	33.3	1.3	(1.3)
Foreign tax loss carryforwards	2019-2032	50.2	15.0	(15.0)
Federal foreign tax credit carryforwards	2018-2022	n/a	20.0	(20.0)
Federal foreign tax credit carryforwards	2023-2027	n/a	27.8	(27.8)
Total			$132.9	$(132.9)

As of January 31, 2017, undistributed earnings of foreign subsidiaries and certain foreign affiliates included $44.4 million for which no federal income or foreign withholding taxes have been provided. These earnings, which are considered to be invested indefinitely, would become subject to income tax if they were remitted as dividends or if we were to sell our stock in the affiliates or subsidiaries. It is not practicable to determine the amount of income or withholding tax that would be payable upon remittance of these earnings.

Deferred income taxes were provided on undistributed earnings of certain foreign subsidiaries and foreign affiliates where the earnings are not considered to be invested indefinitely.

A reconciliation of the beginning and ending amount of gross unrecognized tax benefits, excluding penalties and interest is as follows:

	Years Ended January 31,
(in thousands)	2017	2016	2015
Balance, beginning of year	$10,809	$13,018	$15,312
Additions based on tax positions related to current year	7,354	81	187
Additions for tax positions of prior years	1,669	1,326	28
Settlement with tax authorities	(1,168)	—	(707)
Reductions for tax positions of prior years	(55)	(3,392)	(308)
Reductions due to the lapse of statutes of limitation	(160)	(224)	(1,494)
Balance, end of year	$18,449	$10,809	$13,018

Substantially all of the unrecognized tax benefits recorded at January 31, 2017, 2016 and 2015 would affect the effective rate if recognized. It is reasonably possible that the amount of unrecognized tax benefits will decrease during the next year by approximately $7.2 million due to settlements of audit issues and expiration of statutes of limitation.

We classify interest and penalties related to income taxes as a component of income tax expense. As of January 31, 2017, 2016 and 2015, we had $8.7 million, $7.8 million and $8.5 million, respectively, of interest and penalties accrued associated with unrecognized tax benefits. The liability for interest and penalties increased (decreased) $0.9 million, ($0.7) million and $0.1 million during the fiscal years ended January 31, 2017, 2016 and 2015, respectively.

We file income tax returns in the U.S., various state jurisdictions and certain foreign jurisdictions. The statute of limitations remains open for tax years ended January 31, 2013 through 2017. We are currently under examination for federal purposes for the tax year ended January 31, 2013, and there are several state examinations currently in progress.

We file income tax returns in the foreign jurisdictions where we operate. The returns are subject to examination which may be ongoing at any point in time. Tax liabilities are recorded based on estimates of additional taxes which will be due upon settlement of those examinations. The tax years subject to examination by foreign tax authorities vary by jurisdiction, but generally the tax years 2014 through 2017 remain open to examination.

(11) Operating Lease Obligations

Our operating leases are primarily for buildings, light and medium duty trucks, and other equipment. We sublease certain portion of our facilities under non-cancelable sublease agreements.

Rent expense under operating leases (including insignificant amounts of contingent rental payments and sublease rental income) was $4.3 million, $7.0 million and $9.5 million for the fiscal years ended January 31, 2017, 2016 and 2015, respectively.

Future minimum lease payments required under operating leases that have initial or remaining non-cancelable lease terms and related subleases in excess of one year from January 31, 2017, are as follows:

Minimum Rental
(in thousands)	Commitments
Fiscal Year 2018	$3,238
Fiscal Year 2019	2,421
Fiscal Year 2020	2,024
Fiscal Year 2021	1,501
Fiscal Year 2022	1,085
Minimum lease payments	$10,269

(12) Employee Benefit Plans

Our salaried and certain hourly employees are eligible to participate in our sponsored, defined contribution plans. Total expense recorded in selling, general and administrative costs for our portion of these plans was $2.7 million, $3.0 million and $3.2 million for the fiscal years ended January 31, 2017, 2016 and 2015, respectively.

We have a deferred compensation plan for certain management employees, however the plan was suspended during the fiscal year ended January 31, 2015. Participants could elect to defer up to 25% of their salaries and up to 50% of their bonuses to the plan. Matching contributions, and the vesting period of those contributions, were established at our discretion. Employee deferrals are vested at all times. The total amount deferred, including matching, for the fiscal year ended January 31, 2015 was $0.2 million. The total liability for deferred compensation was $5.1 million and $6.3 million as of January 31, 2017 and 2016, respectively.  These liabilities are primarily included in other non-current liabilities, except for those amounts due in the next twelve months, which are recorded in accrued compensation in the Consolidated Balance Sheet.

We contribute to a number of multiemployer defined benefit pension plans under the terms of collective-bargaining agreements that cover our union-represented employees. The risks of participating in these multiemployer plans are different from single-employer plans in the following aspects:

•	assets contributed to the multiemployer plan by one employer may be used to provide benefits to employees of other participating employers;
•	if a participating employer stops contributing to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers; and
•

if we choose to stop participating in some of our multiemployer plans, we may be required to pay those plans an amount based on the underfunded status of the plan, referred to as a withdrawal liability.

In accordance with accounting guidance, we evaluated each of our multiemployer plans to determine if any were individually significant. The evaluation was based on the following criteria:

•	the total employees participating in the multiemployer plan compared to the total employees covered by the plan;
•	the total contributions to the multiemployer plan as a percentage of the total contributions to the plan by all participating employers; and
•	the amount of potential liability that could be incurred due to our withdrawal from the multiemployer plan, underfunded status of the plan or other participating employers’ withdrawal from the plan.

As of January 31, 2017 and 2016, we did not participate in multiemployer plans that would be considered individually significant.

We make contributions to these multiemployer plans equal to the amounts accrued for pension expense. Total contributions and union pension expense for these plans was $1.9 million, $2.1 million and $1.9 million for the fiscal years ended January 31, 2017, 2016 and 2015, respectively. Information regarding assets and accumulated benefits of these plans has not been made available to us.

We also provide supplemental retirement benefits to a former chief executive officer. Benefits are computed based on the compensation earned during the highest five consecutive years of employment reduced for a portion of Social Security benefits and an annuity equivalent of his defined contribution plan balance. We do not contribute to the plan or maintain any investment assets related to the expected benefit obligation. We have recognized the full amount of our actuarially determined pension liability. The current portion recognized in our Consolidated Balance Sheets as other accrued expenses was $0.3 million as of January 31, 2017 and 2016. The long-term portion recognized in our Consolidated Balance Sheets as of January 31, 2017 and 2016 was $5.1 million and $5.2 million, respectively, as other non-current liabilities. Net periodic pension cost (benefit) of the supplemental retirement benefits for the fiscal years ended January 31, 2017, 2016 and 2015 was $0.2 million, ($0.4) million and $1.3 million, respectively.

(13) Equity-Based Compensation

Layne has an equity-based compensation plan that provides for the granting of options to purchase or the issuance of shares of common stock at a price fixed by the Board of Directors or a committee. As of January 31, 2017, there were 348,949 shares which remain available to be granted under the plan as stock options or restricted stock awards. We have the ability to issue shares under the plans either from new issuances or from treasury, although we have previously always issued new shares and expect to continue to issue new shares in the future.

We granted 13,495 shares of restricted stock, 199,352 restricted stock units and 447,903 performance vesting restricted stock units under the Layne Christensen Company 2006 Equity Incentive Plan during the fiscal year ended January 31, 2017. The grants consist of both service-based awards and market-based awards. We also granted a total of 134,333 stock options during the fiscal year ended January 31, 2017 under the Layne Christensen Company 2006 Equity Incentive Plan. All options were granted at an exercise price equal to the fair market value of our common stock at the date of grant. The options have terms of ten years from the date of grant and generally vest ratably over periods of one month to five years.

We recognized $3.4 million, $3.6 million and $2.1 million of compensation cost for share-based plans for the fiscal years ended January 31, 2017, 2016 and 2015, respectively. Of these amounts, $2.8 million, $2.7 million and $0.7 million, respectively, related to non-vested stock. The total income tax benefit recognized for share-based compensation arrangements was $1.3 million, $1.4 million and $0.8 million for the fiscal years ended January 31, 2017, 2016 and 2015, respectively.  As of January 31, 2017, no tax benefit is expected to be realized for equity-based compensation arrangements due to a full valuation allowance of our domestic deferred tax assets.

As of January 31, 2017, total unrecognized compensation cost related to unvested stock options was approximately $0.2 million, which is expected to be recognized over a weighted-average period of 0.9 years.  As of January 31, 2017, there was approximately $3.6 million of total unrecognized compensation cost related to nonvested restricted stock awards and restricted stock units that is expected to be recognized over a weighted-average period of 1.7 years.

The fair value of share-based compensation granted in the form of stock options is determined using a lattice valuation model. The valuations in each respective year were made using the assumptions noted in the following table. Expected volatilities are based on historical volatility of the stock price. We use historical data to estimate early exercise and post-vesting forfeiture rates to be applied within the valuation model. The risk-free interest rate for the periods within the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The weighted-average fair value per share at the date of grant for options granted during the fiscal years ended January 31, 2017, 2016 and 2015 was $1.59, $1.60 and $5.59, respectively.

	Years Ended January 31,
Assumptions:	2017	2016	2015
Weighted-average expected volatility	56.1%	52.6%	51.0%
Expected dividend yield	0%	0%	0%
Risk-free interest rate	0.60%	0.70%	1.46%
Expected term (in years)	1.9	3.3	5.6
Exercise multiple factor	1.39	1.65	1.9
Post-vesting forfeiture	20.3%	12.5%	13.1%

Stock option transactions for the fiscal years ended January 31, 2017, 2016 and 2015 were as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Intrinsic Value (in thousands)
Outstanding at February 1, 2014	1,105,812	$24.22
Granted	360,586	13.11
Exercised	—	—		$—
Expired	(55,126)	16.63
Forfeited	(395,758)	23.03
Outstanding at January 31, 2015	1,015,514	21.15
Granted	106,168	5.51
Exercised	—	—		—
Expired	(77,707)	24.73
Forfeited	(204,260)	26.20
Outstanding at January 31, 2016	839,715	17.61
Granted	134,433	7.04
Exercised	—	—		—
Expired	(10,000)	29.29
Forfeited	(214,104)	21.19
Outstanding at January 31, 2017	750,044	14.54	6.5	1,107

Exercisable at January 31, 2015	653,978	24.46
Exercisable at January 31, 2016	576,871	19.00
Exercisable at January 31, 2017	611,453	15.43	6.2	1,037
Options expected to vest at January 31, 2017	138,591	10.61	7.9	70

The aggregate intrinsic value was calculated using the difference between the current market price and the exercise price for only those options that have an exercise price less than the current market price.

Nonvested stock awards having service requirements only, are valued as of the grant date closing stock price and generally vest ratably over service periods of one to five years. Other nonvested stock awards vest based upon Layne meeting various performance goals. Certain nonvested stock awards provide for accelerated vesting if there is a change of control (as defined in the plans) or the disability or the death of the executive and for equitable adjustment in the event of changes in our equity structure.  We granted certain performance based nonvested stock awards during the years ended January 31, 2017, 2016 and 2015, which were valued using the Monte Carlo simulation model.

Assumptions used in the Monte Carlo simulation model for the fiscal years ended January 31, 2017, 2016 and 2015 were as follows:

	Years Ended January 31,
Assumptions:	2017	2016	2015
Weighted-average fair value	$4.70	$3.04	$8.96
Weighted-average expected volatility	58.3%	44.2%	37.0%
Expected dividend yield	0.0%	0.0%	0.0%
Weighted-average risk free rate	0.9%	0.9%	0.9%

Non-vested share transactions for the fiscal years ended January 31, 2017, 2016 and 2015 were as follows:

	Number of Shares	Average Grant Date Fair Value	Intrinsic Value (in thousands)
Nonvested stock at February 1, 2014	292,423	$23.42
Granted - Directors	13,090	17.19
Granted - Restricted stock units	394,489	17.06
Granted - Performance vesting shares	244,679	8.96
Vested	(13,027)	25.82
Forfeited	(444,362)	18.95
Nonvested stock at January 31, 2015	487,292	14.86
Granted - Directors	24,085	5.19
Granted - Restricted stock units	130,287	5.25
Granted - Performance vesting shares	1,035,409	3.03
Vested	(182,563)	17.07
Forfeited	(87,340)	8.57
Nonvested stock at January 31, 2016	1,407,170	5.20
Granted - Directors	13,495	7.04
Granted - Restricted stock units	199,352	7.04
Granted - Performance vesting shares	447,903	4.70
Vested	(26,349)	6.22
Forfeited	(169,931)	8.29
Nonvested stock at January 31, 2017	1,871,640	5.00	$19,521

(14) Fair Value Measurements

Our estimates of fair value for financial assets and financial liabilities are based on the framework established in the fair value accounting guidance. The framework is based on the inputs used in the valuation, gives the highest priority to quoted prices in active markets and requires that observable inputs be used in the valuations when available. The three levels of the hierarchy are as follows:

•	Level 1 – Unadjusted quoted prices in active markets for identical assets or liabilities.
•

Level 2 – Observable inputs other than those included in Level 1, such as quoted market prices for similar assets and liabilities in active markets or quoted prices for identical assets in inactive markets.

•	Level 3 – Unobservable inputs reflecting our own assumptions and best estimate of what inputs market participants would use in pricing an asset or liability.

Our assessment of the significance of a particular input to the fair value in its entirety requires judgment and considers factors specific to the asset or liability. Our financial instruments held at fair value, are presented below as of January 31, 2017 and 2016:

		Fair Value Measurements
(in thousands)	Carrying Value	Level 1	Level 2	Level 3
January 31, 2017
Financial Assets:
Long-term restricted deposits held at fair value	$5,055	$5,055	$—	$—
Contingent consideration receivable(1)	4,244	—	—	4,244

January 31, 2016
Financial Assets:
Current restricted deposits held at fair value	$3,466	$3,466	$—	$—
Long-term restricted deposits held at fair value	4,252	4,252	—	—
Contingent consideration receivable(1)	4,244	—	—	4,244
(1)

The contingent consideration receivable represents our share in the profits of one of the contracts assumed by the purchaser, as part of the sale of the Geoconstruction business on August 17, 2015. The amount was estimated based on the projected profits of the contract. There have been no changes in the estimated fair value since the closing date of the sale agreement.

Other Financial Instruments

We use the following methods and assumptions in estimating the fair value disclosures for our other financial instruments:

Cash equivalents – The carrying amounts reported in the accompanying Consolidated Balance Sheets approximates their fair values and are classified as Level 1 within the fair value hierarchy.

Short-term and long-term debt, other than the convertible notes – The fair value of debt instruments is classified as Level 2 within the fair value hierarchy and is valued using a market approach based on quoted prices for similar instruments traded in active markets. Where quoted prices are not available, the income approach is used to value these instruments based on the present value of future cash flows discounted at estimated borrowing rates for similar debt instruments or on estimated prices based on current yields for debt issues of similar quality and terms.

Convertible notes – The convertible notes are measured on a non-recurring basis using Level 1 inputs based upon observable quoted prices of the 4.25% Convertible Notes and the 8.0% Convertible Notes.

The following table summarizes the carrying values and estimated fair values of the long-term debt:

	January 31, 2017		January 31, 2016
	Carrying	Fair	Carrying	Fair
(in thousands)	Value	Value	Value	Value
4.25% Convertible Notes	$64,387	$64,705	$61,766	$49,873
8.0% Convertible Notes	97,952	92,156	97,205	92,156

During the fiscal year ended January 31, 2016, we performed an assessment of property and equipment located in Africa and Australia. Based on our assessment, we recorded a charge of approximately $3.9 million to adjust certain property and equipment with a carrying value of $10.4 million to its estimated fair value of $6.5 million. The fair value of the assets was determined primarily using Level 2 inputs that include available third-party quoted prices and appraisals of assets.

(15) Contingencies

Our drilling activities involve certain operating hazards that can result in personal injury or loss of life, damage and destruction of property and equipment, damage to the surrounding areas, release of hazardous substances or wastes and other damage to the environment, interruption or suspension of drill site operations and loss of revenues and future business. The magnitude of these operating risks is amplified when, as is frequently the case, we conduct a project on a fixed-price, bundled basis where we delegate certain functions to subcontractors but remain responsible to the customer for the subcontracted work. In addition, we are exposed to potential liability under foreign, federal, state and local laws and regulations, contractual indemnification agreements or otherwise in connection with our services and products. Litigation arising from any such occurrences may result in Layne being named as a defendant in lawsuits asserting large claims. Although we maintain insurance protection which we consider economically prudent, there can be no assurance that any such insurance will be sufficient or effective under all circumstances or against all claims or hazards to which we may be subject or that we will be able to continue to obtain such insurance protection. A successful claim or damage resulting from a hazard for which we are not fully insured could have a material adverse effect on us. In addition, we do not maintain political risk insurance with respect to our foreign operations.

Layne, through Geoconstruction, our discontinued segment, was a subcontractor on the foundation for an office building in California in 2013 and 2014. Geoconstruction's work on the project was completed in September 2014.  Certain anomalies were subsequently discovered in the structural concrete, which were remediated by the general contractor during 2015.  We have participated in discussions with the owner and the general contractor for the project regarding potential causes for the anomalies.  During fiscal year ended January 31, 2016, the owner, the general contractor and Layne submitted a claim to the project’s insurers to cover the cost of remedial work, which claim was denied on November 2, 2016. The owner and the general contractor have filed a legal proceeding against the insurers seeking coverage under the insurance policy.  Management does not believe that we are liable for any of the remediation costs related to this project.  As of the date of this report, no action has been filed against us.  Accordingly, no provision has been made in the Consolidated Financial Statements.

As previously reported, beginning in October 2010, the Audit Committee of the Board of Directors conducted an internal investigation into, among other things, the legality of certain payments by Layne to agents and other third parties interacting with government officials in certain countries in Africa. The internal investigation suggested potential violations of the FCPA and certain local laws. Layne made a voluntary disclosure to the DOJ and the SEC regarding the results of the investigation and cooperated with the DOJ and SEC in connection with their review of the matter. The DOJ’s inquiry was closed in 2014.

On October 27, 2014, Layne entered into a settlement with the SEC to resolve the allegations concerning potential violations of the FCPA. This settlement with the SEC resolves all outstanding government investigations with respect to Layne concerning potential FCPA violations. Under the terms of the settlement, without admitting or denying the SEC’s allegations, we consented to entry of an administrative cease-and-desist order under the books and records, internal controls and anti-bribery provisions of the FCPA. We agreed to pay to the SEC $4.7 million in disgorgement and prejudgment interest, and $0.4 million in penalties. The amounts in connection with the settlement were paid on November 6, 2014. We also agreed to undertake certain compliance, reporting and cooperation obligations to the SEC for two years following the settlement date. On November 9, 2016, we made our final report to the SEC and have no further reporting obligations to the SEC under the settlement.

We are involved in various other matters of litigation, claims and disputes which have arisen in the ordinary course of business. We believe that the ultimate disposition of these matters will not, individually and in the aggregate, have a material adverse effect upon our business or consolidated financial position, results of operations or cash flows. However, it is possible, that future results of operations for any particular quarterly or annual period could be materially affected by changes in the assumptions related to these proceedings. In accordance with U.S. generally accepted accounting principles, we record a liability when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. These provisions are reviewed at least quarterly and adjusted to reflect the impacts of negotiations, settlements, rulings, advice of legal counsel, and other information and events pertaining to a particular case. To the extent additional information arises or the strategies change, it is possible that our estimate of the probable liability in these matters may change.

(16) Discontinued Operations

Heavy Civil

On April 30, 2017, we completed the sale of substantially all of the assets of the Heavy Civil business to Reycon Partners LLC (the "Buyer"), which is owned by a group of private investors, including members of the former Heavy Civil senior management team. The purchase price was $10.1 million before an estimated negative working capital adjustment of approximately $4.3 million. After final working capital adjustments of ($2.3) million, the purchase price was $3.5 million.

Geoconstruction

On August 17, 2015, we sold our Geoconstruction business segment to a subsidiary of Keller Foundations, LLC, a member of Keller Group plc (“Keller”), for a total of $42.3 million, including the preliminary estimate of the business segment’s working capital.  After post-closing adjustments, the total purchase price increased to $47.7 million, to adjust for our estimated share in the profits of one of the contracts being assumed by Keller and final working capital adjustments. As of January 31, 2016, we had approximately $1.5 million held in an escrow account, which is part of Other Assets in the Consolidated Balance Sheet, which was paid in the fourth quarter of the fiscal year ended January 31, 2017 after the satisfaction of certain conditions. In addition, as of January 31, 2017 and 2016, we recognized a $4.2 million contingent consideration receivable, included in Other Assets in the Condensed Consolidated Balance Sheet. The contingent consideration represents our best estimate of our share in the profits of one of the contracts assumed by Keller.

Tecniwell

On October 31, 2014, we disposed of Tecniwell to Alberto Battini (50%) and Paolo Trubini (50%), an employee of Tecniwell at the time of disposal. The transaction was a sale by Layne of all quotas representing 100% of the corporate capital of Tecniwell in exchange for $0.9 million. The purchase price for the quotas was paid in two equal payments. Layne received $0.5 million on October 31, 2014 and the remainder on January 22, 2015. We recorded a loss on the sale of the business amounting to $0.8 million, which is included on the Consolidated Statements of Operations for the fiscal year ended January 31, 2015, as a loss from discontinued operations.

Costa Fortuna

On July 31, 2014, we disposed of Costa Fortuna to Aldo Corda, the original owner and the then current manager of the business at the time of the disposal. The transaction was structured as a sale by Layne of all of the issued and outstanding shares of Holub, S.A., a Uruguay Sociedad Anonima, Costa Fortuna’s parent company, and its subsidiaries in exchange for $4.4 million, payable to Layne as described below.

The purchase price for the shares and remaining intercompany receivable is payable in future years, beginning with the year ended December 31, 2015, based on 33.33% of Costa Fortuna’s income before taxes for such year. The unpaid portion of the purchase price will accrue interest at the rate of 2.5% per annum. The unpaid balance of the purchase price, plus accrued interest, is due and payable to Layne on July 31, 2024. The loss on the sale of the business was $38.3 million, which is included in the Consolidated Statements of Operations for the fiscal year ended January 31, 2015 as a loss from discontinued operations.

During the fiscal year ended January 31, 2016, we wrote off the balance of the receivable from the sale of Costa Fortuna amounting to $3.2 million, which is included under other income (expense) line in loss from discontinued operations in the Consolidated Statement of Operations.

The components of assets and liabilities of discontinued operations in the Condensed Consolidated Balance Sheet are as follow:

	As of January 31,
(in thousands)	2017	2016
Major classes of assets
Customer receivables	$13,731	$13,005
Costs and estimated earnings in excess of billings on uncompleted contracts	22,970	34,605
Inventories	2,426	2,426
Other current assets	1,033	116
Total current assets of discontinued operations	40,160	50,152
Property and equipment, net	5,235	4,505
Other assets of discontinued operations	895	1,550
Total major classes of assets of discontinued operations	$46,290	$56,207
Major classes of liabilities
Accounts payable	$16,963	$18,629
Billings in excess of costs and estimated earnings on uncompleted contracts	3,530	7,497
Other current liabilities	87	82
Total current liabilities of discontinued operations	20,580	26,208
Total major classes of liabilities of discontinued operations	$20,580	$26,208

The financial results of discontinued operations are as follows:

	Year Ended January 31,
(in thousands)	2017	2016	2015
Revenue	$137,189	$210,780	$308,099
Cost of revenues (exclusive of depreciation and amortization, shown below)	(128,910)	(193,440)	(305,340)
Selling, general and administrative expenses (exclusive of depreciation and amortization, shown below)	(11,655)	(19,878)	(22,661)
Depreciation and amortization	(1,609)	(5,833)	(14,223)
Gain on sale of fixed assets	265	558	1,662
Equity in earnings of affiliates	—	1,104	3,390
Restructuring costs	(424)	(765)	(54)
Other income items	(43)	(614)	(1,525)
Total operating loss on discontinued operations before income taxes	(5,187)	(8,088)	(30,652)
Income tax expense (benefits)	—	3,832	(551)
Total operating loss on discontinued operations	$(5,187)	$(4,256)	$(31,203)
Total consideration		$47,717	$3,538
Net book value of assets sold		(31,776)	(38,610)
Reclassification adjustment for foreign currency translation		—	(3,794)
Transaction costs associated with sale		(3,036)	(145)
Gain (loss) on sale of discontinued operations before income taxes		12,905	(39,011)
Income tax expense		(5,102)	(120)
Total income (loss) on discontinued operations		$3,547	$(70,334)

Prior to the completion of the sale of the Geoconstruction business segment, we owned 65% and 50% of Case-Bencor Joint Venture (Washington) and Case-Bencor Joint Venture (Iowa), respectively, which were both included as part of the Geoconstruction business segment as investments in affiliates, and were discontinued as a result of the sale. Summarized financial information of the entities, which were accounted for as equity method investments, through the date of the sale was as follows:

	Years Ended January 31,
(in thousands)	2016	2015
Income statement data:
Revenues	$10,720	$24,879
Gross profit	2,466	5,496
Net income	2,466	5,496

In accordance with our adoption of ASU 2014-08 effective February 1, 2015, additional disclosure relating to cash flow is required for discontinued operations. Cash flow information for Costa Fortuna and Tecniwell is not required since they were accounted for based on the previous accounting guidance.   Cash Flow data related to Heavy Civil and Geoconstruction business segments are presented below:

	Year Ended January 31,
(in thousands)	2017	2016	2015
Cash flow data:
Depreciation and amortization	$1,609	$5,833	$14,223
Capital expenditures	1,699	1,536	567
Bad debt expense (income) – Heavy Civil only	1,165	(124)	44

(17) Segments and Foreign Operations

We are a global solutions provider to the world of essential natural resources – water, minerals and energy. The Chief Operating Decision Maker (CODM) reviews operating results to determine the appropriate allocation of resources within the organization.  The CODM defines the operational and organizational structure into discrete segments based on our primary product lines.

During the first quarter of the fiscal year ended January 31, 2018, we completed the sale of substantially all of the assets of our Heavy Civil business. The operating results related to the Heavy Civil business are presented as discontinued operations and, as such, have been excluded from continuing operations for all periods presented. See Note 16 to the Consolidated Financial Statements for further discussion.

In the first quarter of the fiscal year ended January 31, 2017, changes were made to simplify our business and streamline our operating and reporting structure. Our Collector Wells group was shifted from Heavy Civil to Water Resources to better align their operational expertise. We also shifted certain other smaller operations out of our “Other” segment and into our other reporting segments, and no longer report an “Other” segment. Information for prior periods has been recast to conform to our new presentation.

During the third quarter of the fiscal year ended January 31, 2016, as a result of our strategic review of all aspects of our operations, we realigned our operating structure to combine the Energy Services segment with Water Resources segment. We determined that given the similar nature of the equipment and services for Energy Services and Water Resources, we can effectively manage our cost structure and serve our customer base in a combined segment.  Historical segment numbers have been recast to conform to this new operating structure.

During the second quarter of the fiscal year ended January 31, 2016, we entered into a definitive agreement to sell our Geoconstruction business segment. The operating results of the Geoconstruction business are presented as discontinued operations and, as such, have been excluded from continuing operations and segment results for all periods presented. See Note 16 to Consolidated Financial Statements for further discussion.

Layne’s segments are defined as follows:

Water Resources

Water Resources provides its customers with an array of water management solutions, including discovery and defining of water sources through hydrologic studies, water supply development through water well drilling and intake construction, and water delivery through pipeline and pumping infrastructure. Water Resources also brings technologies to the water and wastewater markets and offers water treatment equipment engineering services, providing systems for the treatment of regulated and nuisance contaminants, specifically, iron, manganese, hydrogen sulfide, arsenic, radium, nitrate, perchlorate, and volatile organic compounds. Water Resources drills deep injection wells for industrial and municipal clients that need to dispose of wastewater associated with their processes. Water Resources also performs complete diagnostic and rehabilitation services for existing wells, pumps and related equipment, including conducting downhole closed circuit televideo inspections to investigate and resolve water well and pump performance problems. In addition, Water Resources constructs radial collector wells through its Ranney® Collector Wells technology, which is an alternative to conventional vertical wells and can be utilized to develop moderate to very high capacities of groundwater. Water Resources provides water systems and services in most regions of the U.S.

Inliner

Inliner provides a wide range of process, sanitary and storm water rehabilitation solutions to municipalities and industrial customers dealing with aging infrastructure needs. Inliner focuses on its proprietary Inliner ® cured-in-place pipe (“CIPP”) which allows it to rehabilitate aging sanitary sewer, storm water and process water infrastructure to provide structural rebuilding as well as infiltration and inflow reduction. Inliner’s trenchless technology minimizes environmental impact and reduces or eliminates surface and social disruption. Inliner has the ability to supply both traditional felt-based CIPP lining tubes cured with water or steam as well as a fiberglass-based lining tubes cured with ultraviolet light. Inliner owns the North American rights to the Inliner CIPP technology, owns and operates the liner manufacturer, and also provides installation of Inliner CIPP product. While Inliner focuses on our proprietary Inliner CIPP, it provides full system renewal, including a wide variety of other rehabilitative methods including Janssen structural renewal for service lateral connections and mainlines, slip lining, traditional excavation and replacement, and form and manhole renewal with cementitious and epoxy products. Inliner provides services in most regions of the U.S.

Mineral Services

Mineral Services conducts primarily above ground drilling activities, including all phases of core drilling, reverse circulation, dual tube, hammer and rotary air-blast methods. Our service offerings include both exploratory and definitional drilling. Global mining companies engage companies such as Mineral Services to extract samples from sites that the mining companies analyze for mineral content before investing heavily in development to extract the minerals. Mineral Services helps its clients determine if minable mineral deposit is on the site, the economic viability of the mining site and the geological properties of the ground, which helps in the determination of mine planning. Mineral Services also offers its customers water management and soil stabilization expertise. Mine water management consists of vertical, large diameter wells for sourcing and dewatering; and horizontal drains for slope de-pressurization.  The primary markets are in the western U.S., Mexico, and South America. As discussed in Note 18 to the Consolidated Financial Statements, during the fiscal year ended January 31, 2016, we implemented a plan to exit our operations in Africa and Australia. Mineral Services also has ownership interests in foreign affiliates operating in Latin America that form our primary presence in Chile and Peru.

Financial information for our segments is presented below. Unallocated corporate expenses primarily consist of general and administrative functions performed on a company-wide basis and benefiting all segments. These costs include accounting, financial reporting, internal audit, treasury, legal, tax compliance, executive management and board of directors. Corporate assets consist of assets not directly associated with a segment, and consist primarily of cash and deferred income taxes.

Our measure of Total Adjusted EBITDA, which may not be comparable to other companies’ measure of Total Adjusted EBITDA, represents net loss before discontinued operations, taxes, interest, depreciation and amortization, gain or loss on sale of fixed assets, non-cash equity-based compensation, equity in earnings or losses from affiliates, certain non-recurring items such as restructuring costs, and certain other gains or losses, plus dividends received from affiliates. Our chief operating decision maker evaluates segment performance based on the segment’s revenues and Adjusted EBITDA, among other factors. In addition, we use Total Adjusted EBITDA as a factor in incentive compensation decisions and our credit facility agreement uses measures similar to Total Adjusted EBITDA to measure compliance with certain covenants.

	Years Ended January 31,
(in thousands)	2017	2016	2015
Revenues
Water Resources	$204,577	$239,897	$227,626
Inliner	196,845	193,704	175,001
Mineral Services	63,777	86,390	121,247
Other items/eliminations	(416)	(1,886)	(1,817)
Total revenues	$464,783	$518,105	$522,057

	Years Ended January 31,
(in thousands)	2017	2016	2015
Total Adjusted EBITDA
Water Resources	$(2,410)	$23,870	$22,740
Inliner	32,036	27,949	27,881
Mineral Services	8,635	1,878	10,205
Unallocated corporate expenses	(23,830)	(29,319)	(41,798)
Total Adjusted EBITDA	$14,431	$24,378	$19,028

	Years Ended January 31,
(in thousands)	2017	2016	2015
Net loss attributable to Layne Christensen Company	$(52,236)	$(44,777)	$(110,151)
Items not included in Total Adjusted EBITDA
Net (income) loss attributable to noncontrolling interests	—	(28)	824
Net loss (income) from discontinued operations	5,187	(3,547)	70,334
Income tax expense (benefit)	1,420	737	(3,945)
Interest expense	16,883	18,011	13,707
Depreciation expense and amortization	25,302	30,092	37,619
Gain on sale of fixed assets	(3,886)	(507)	(659)
Non-cash equity-based compensation	3,394	3,559	2,060
Equity in (earnings) loss of affiliates	(2,655)	612	2,002
Impairment charges	—	4,598	—
Restructuring costs	16,924	17,094	2,644
Gain on extinguishment of debt	—	(4,236)	—
Other (income) expense, net	(843)	(1,082)	1,266
Dividends received from affiliates	4,941	3,852	3,327
Total Adjusted EBITDA	$14,431	$24,378	$19,028

(1)

Restructuring costs for the fiscal year ended January 31, 2016 includes $7.9 million relating to the write-down of the carrying value of inventory in our African and Australian operations, which are reflected as part of cost of revenues in the Consolidated Statement of Operations.

 The following table presents various financial information for each segment.

	Years Ended January 31,
(in thousands)	2017	2016	2015
Revenues by product line
Water systems	$181,382	$217,001	$207,363
Water treatment technologies	12,558	11,601	8,002
Sewer rehabilitation	196,845	193,704	175,001
Water and wastewater plant infrastructure services	-	-	-
Pipeline infrastructure services	-	-	-
Environmental and specialty drilling	8,858	7,056	6,393
Exploration drilling	60,975	79,723	108,060
Other	4,165	9,020	17,238
Total revenues by product line	$464,783	$518,105	$522,057

Revenues by geographic location
United States	$432,649	$470,113	$441,720
Africa/Australia	151	12,521	25,982
South America	7,989	6,363	13,106
Mexico	23,406	27,448	38,436
Other foreign	588	1,660	2,813
Total revenues	$464,783	$518,105	$522,057

Depreciation and amortization
Water Resources	$12,056	$13,486	$12,595
Inliner	5,551	4,455	4,578
Mineral Services	6,343	10,317	18,187
Corporate	1,352	1,834	2,259
Total depreciation and amortization	$25,302	$30,092	$37,619

	As of and Years Ended January 31,
(in thousands)	2017	2016	2015
Assets
Water Resources	$98,795	$124,821	$130,917
Inliner	93,055	93,768	81,126
Mineral Services	116,148	128,196	165,023
Discontinued Operations	46,290	56,207	110,125
Corporate	81,863	85,665	54,751
Total assets	$436,151	$488,657	$541,942

Property and equipment, net
United States	$89,920	$95,213	$105,061
Africa/Australia	124	7,302	15,726
South America	3,818	3,269	4,882
Mexico	3,123	3,193	4,559
Other foreign	—	15	66
Total property and equipment, net	$96,985	$108,992	$130,294

Capital Expenditures
Water Resources	$7,305	$11,812	$9,549
Inliner	10,268	9,015	1,897
Mineral Services	3,066	3,309	2,855
Discontinued operations	1,783	1,802	956
Corporate	392	490	632
Total capital expenditures	$22,814	$26,428	$15,889

(18) Restructuring Costs

During the second quarter of the fiscal year ended January 31, 2017, we initiated a plan to reduce costs and improve our profitability in our Water Resources segment (“Water Resources Business Performance Initiative”). The Water Resources Business Performance Initiative involves cost rationalization, increased standardization of functions such as sales, pricing and estimation, disposal of underutilized assets, and process improvements to drive efficiencies. We recorded approximately $3.2 million in restructuring costs related to the Water Resources Business Performance Initiative for the fiscal year ended January 31, 2017, which includes costs related to office closures and severance costs. We estimate remaining amounts to be incurred for the Water Resources Business Performance Initiative of approximately $0.1 million.

During the fiscal year ended January 31, 2017, we continued the implementation of our FY2016 Restructuring Plan, which involves the exit of our operations in Africa and Australia and other actions to support our strategic focus in simplifying the business and build upon our capabilities in water (“FY2016 Restructuring Plan”). For the fiscal year ended January 31, 2017, we recognized approximately $13.7 million of restructuring expenses for the FY2016 Restructuring Plan, primarily related to the closure of our Australian and African entities resulting in the impairment of our assets held for sale. In calculating the impairment, the carrying amount of the assets included the cumulative currency translation adjustment related to our Australian and African entities. Also included are severance costs and other personnel-related costs, and other costs to support our business focus and strategy. For the fiscal year ended January 31, 2017, the FY2016 Restructuring Plan related to the segments as follows: $13.3 million in Mineral Services, $0.4 million in Corporate, and $0.1 million in Inliner. The FY2016 Restructuring Plan was substantially completed as of January 31, 2017. We estimate remaining amounts to be incurred for the FY2016 Restructuring Plan of approximately $0.1 million.

We previously implemented a restructuring plan during the second quarter of the fiscal year ended January 31, 2015 (“FY2015 Restructuring Plan”).  The FY2015 Restructuring Plan involved, among other things, reductions in the global workforce, asset relocation or disposal and process improvements. The FY2015 Restructuring Plan was designed to achieve short and long-term cost reductions, and was completed during the first quarter of the fiscal year ended January 31, 2016.

The following table summarizes the carrying amount of the accrual for the restructuring plans discussed above:

	Severance
	and other
	personnel-	Write-down
	related	of	Asset
(in thousands)	costs	inventory	write-down	Other	Total

FY2015 Restructuring Plan	$1,386	$—	$—	$1,258	$2,644
Cash expenditures	(889)	—	—	(776)	(1,665)
Balance at January 31, 2015	$497	$—	$—	$482	$979

Restructuring Costs
FY2016 Restructuring Plan	$3,657	$—	$3,870	$113	$7,640
FY2015 Restructuring Plan	(30)	—	—	1,579	1,549
Total Restructuring Costs	$3,627	$—	$3,870	$1,692	$9,189
Write-down of inventory	—	7,905	—	—	7,905
Cash expenditures	(3,057)	—	—	(496)	(3,553)
Non-cash expense	—	(7,905)	(3,870)	(1,245)	(13,020)
Adjustment to liability	87	—	—	(377)	(290)
Balance at January 31, 2016	$1,154	$—	$—	$56	$1,210

Restructuring Costs
Water Resources Business Performance Initiative	$459	$—	$—	$2,745	$3,204
FY2016 Restructuring Plan	400	—	12,878	442	13,720
Total Restructuring Costs	$859	$—	$12,878	$3,187	$16,924
Cash expenditures	(1,354)	—	—	(3,105)	(4,459)
Non-cash expense(1)	—	—	(12,878)	—	(12,878)
Adjustment to liability	10	—	—	32	42
Balance at January 31, 2017	$669	$—	$—	$170	$839

(1)

For the fiscal year ended January 31, 2017, we recognized an impairment of assets held for sale in Australia and Africa. In calculating the impairment, the carrying amount of the assets included the cumulative currency translation adjustment of $12.4 million associated with the closure of our Australian and African entities.

(19) New Accounting Pronouncements

On January 26, 2017, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) 2017-04, “Intangibles—Goodwill and Other: Simplifying the Test for Goodwill Impairment,” which simplifies the manner in which an entity is required to test goodwill for impairment by eliminating Step 2 from the goodwill impairment test. Step 2 measures a goodwill impairment loss by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount of that goodwill. However, under the amendments in this ASU, an entity should (1) perform its annual or interim goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount, and (2) recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value, with the understanding that the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. The guidance is effective for us beginning on February 1, 2020 and will be applied on a prospective basis. We are currently evaluating the effect that the adoption of this ASU will have on our financial statements.

On December 22, 2016, the FASB issued ASU 2016-20, “Technical Corrections and Improvements to Revenue from Contracts with Customers.” The amendments in ASU 2016-20 include thirteen technical corrections and improvements that affect only narrow aspects of the guidance issued in ASU 2014-09. These narrow aspects include (1) pre-production costs related to long-term supply arrangements; (2) contract costs–impairment testing; (3) contract costs–interaction of impairment testing with guidance in other Topics; (4) provisions for losses on production-type and construction-type contracts; (5) scope of FASB ASC 606; (6) disclosure of remaining performance obligations; (7) contract modifications example; (8) fixed-odds wagering contracts in the casino industry; (9) cost capitalization for advisors to private and public funds, (10) loan guarantee fees; (11) contract asset versus receivable; (12) refund liability; and (13) advertising costs. ASU 2016-20 will become effective when the guidance in ASU No. 2014-09 becomes effective, beginning February 1, 2018 for Layne. We are currently evaluating the effect that the adoption of this ASU will have on our financial statements.

In November 2016, the FASB issued ASU 2016-18, “Statement of Cash Flows: Restricted Cash,” which provides guidance about the presentation of changes in restricted cash and restricted cash equivalents on the statement of cash flows. This ASU is effective for us beginning on February 1, 2018 and will be applied using a retrospective transition method to each period presented.  We are currently evaluating the effect that the adoption of this ASU will have on our financial statements.

In August 2016, the FASB issued ASU 2016-15, “Statement of Cash Flows: Classification of Certain Cash Receipts and Cash Payments.” This ASU provides guidance and clarification in regards to the classification of eight types of receipts and payments in the statement of cash flows, including debt repayment or extinguishment costs, settlement of zero-coupon bonds, proceeds from the settlement of insurance claims, distributions received from equity method investees and cash receipts from beneficial interest in securitization transactions. The guidance is effective for us beginning on February 1, 2018 and will be applied using a retrospective transition method to each period presented. We are currently evaluating the effect that the adoption of this ASU will have on our financial statements.

In February 2016, the FASB issued ASU 2016-02, “Leases,” which establishes a right-of-use (ROU) model that requires a lessee to record an ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. This ASU is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption is permitted. ASU 2016-02 requires modified retrospective adoption for all leases existing at, or entered into after, the date of initial application, with an option to use certain transition relief. We anticipate adopting this ASU beginning on February 1, 2019. We are currently evaluating the effect that the adoption of this ASU will have on our financial statements. See Note 11 to the Consolidated Financial Statements for further discussion of our operating leases.

On July 22, 2015, the FASB issued ASU 2015-11, “Inventory – Simplifying the Measurement of Inventory,” which applies to inventory measured using first-in, first-out or average cost. The guidance in this update states that inventory within scope shall be measured at the lower of cost or net realizable value, and when the net realizable value of inventory is lower than its cost, the difference shall be recognized as a loss in earnings. The new standard is effective for us beginning on February 1, 2017 and will be applied on a prospective basis. The adoption of this ASU will not have a material impact on our financial statements.

On August 27, 2014, FASB issued ASU 2014-15, “Disclosure of Uncertainties About an Entity’s Ability to Continue as a Going Concern”. The guidance, which is effective for annual reporting periods ending after December 15, 2016, extends the responsibility for performing the going-concern assessment to management and contains guidance on how to perform a going-concern assessment and when going-concern disclosures would be required under GAAP. We adopted this guidance on the fourth quarter of the fiscal year ended January 31, 2017 and it did not have a material effect on our financial statements.

The FASB issued ASU 2014-09, “Revenue from Contracts with Customers” on May 28, 2014. On August 12, 2015, the FASB issued ASU 2015-14, which defers the adoption of ASU 2014-09 to annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period. Earlier application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. This guidance defines the steps to recognize revenue for entities that have contracts with customers as well as requiring significantly expanded disclosures regarding the qualitative and quantitative information of the nature, amount, timing, and uncertainty of revenue and cash flows arising from such contracts. We have completed our initial assessment of this ASU and anticipate adopting the new guidance beginning on February 1, 2018 using the full retrospective method that will result in restatement of the comparative periods presented. We are in the process of preparing to implement changes to our accounting policies and controls, business processes and information systems to support the new revenue recognition and disclosure requirements. We are continuing to evaluate the potential impact that this ASU will have on our financial position and results of operations.

(20) Quarterly Results (Unaudited)

Unaudited quarterly results were as follows:

	2017 (3)
(in thousands, except per share data)	First	Second	Third	Fourth
Revenues	$120,646	$123,635	$120,574	$99,928
Cost of revenues (exclusive of depreciation and amortization shown below)(1)(4)	(97,062)	(100,474)	(97,124)	(87,441)
Depreciation and amortization	(5,958)	(6,527)	(6,517)	(6,300)
Net loss from continuing operations	(8,021)	(5,413)	(4,463)	(29,152)
Net loss	(8,803)	(5,310)	(5,043)	(33,080)
Loss per share from continuing operations - basic and diluted(2)	(0.41)	(0.27)	(0.23)	(1.47)
Loss per share - basic and diluted(2)	(0.45)	(0.26)	(0.26)	(1.67)
(1)

As discussed in Note 1 to the Consolidated Financial Statements, we utilize multiple methods of revenue recognition based on the nature of work performed. As a result, it is not practical to allocate a portion of depreciation and amortization to cost of revenues for the presentation of gross profit.

(2)

Loss per share was computed independently for each of the quarters presented. The sum of the quarters may not equal the total year amount due to the impact of changes in average quarterly shares outstanding.

(3)     All periods have been retrospectively presented to reflect the sale of our Heavy Civil business as discontinued operations.

(4)     As part of the Water Resources Business Performance Initiative, we determined a better reflection of cost of revenues is to include indirect project manager costs that historically have been presented in selling, general and administrative expenses. Indirect project manager costs are included in cost of revenues for all periods presented.

We incurred restructuring costs as part of our Water Resources Business Performance Initiative and our FY2016 Restructuring Plan, consisting primarily of costs related to office closures, severance costs, impairment of our assets held for sale related to the closure of our Australian and African entities, and other costs to support our business focus and strategy.  The total impact of these restructuring costs was $0.1 million, $1.0 million, $1.7 million and $14.1 million during the first quarter, second quarter, third quarter and fourth quarter of the fiscal year ended January 31, 2017, respectively.

	2016
(in thousands, except per share data)	First	Second	Third	Fourth
Revenues	$129,188	$127,771	$136,967	$124,179
Cost of revenues (exclusive of depreciation, amortization and impairment charges shown below)(1)	(102,008)	(106,099)	(110,209)	(101,551)
Depreciation and amortization	(8,040)	(7,599)	(7,250)	(7,203)
Impairment charges	—	(4,598)	—	—
Net loss from continuing operations	(4,614)	(22,716)	(7,689)	(13,333)
Net loss	(6,558)	(18,154)	(3,442)	(16,651)
Net (loss) income attributable to noncontrolling interests	—	—	—	28
Net loss attributable to Layne Christensen Company	(6,558)	(18,154)	(3,442)	(16,623)
Loss per share from continuing operations - basic and diluted(2)	(0.23)	(1.14)	(0.41)	(0.67)
Loss per share - basic and diluted(2)	(0.33)	(0.93)	(0.17)	(0.84)
(1)

As discussed in Note 1 to the Consolidated Financial Statements, we utilize multiple methods of revenue recognition based on the nature of work performed. As a result, it is not practical to allocate a portion of depreciation and amortization to cost of revenues for the presentation of gross profit.

(2)

Loss per share was computed independently for each of the quarters presented. The sum of the quarters may not equal the total year amount due to the impact of changes in average quarterly shares outstanding.

(3)     All periods have been retrospectively presented to reflect the sale of our Heavy Civil business as discontinued operations.

(4)     As part of the Water Resources Business Performance Initiative, we determined a better reflection of cost of revenues is to include indirect project manager costs that historically have been presented in selling, general and administrative expenses. Indirect project manager costs are included in cost of revenues for all periods presented.

The second quarter of the fiscal year ended January 31, 2016 was impacted by a $4.6 million impairment charge for the Energy Services segment, which was previously reported as a separate segment prior to the segment being combined with Water Resources segment effective the third quarter of the fiscal year ended January 31, 2016. As discussed in Note 4 to the Consolidated Financial Statements, the impairment charge was recorded to reflect reductions in the estimated fair value of certain long-lived assets.

As part of our exit of operations in Africa and Australia, we incurred restructuring costs consisting primarily of severance costs and other personnel-related costs, as well as a write-down of the carrying value of inventory and fixed assets. The total impact of these restructuring costs was $10.6 million, $2.1 million and $2.9 million during the second quarter, third quarter and fourth quarter of the fiscal year ended January 31, 2016, respectively.

Schedule II: Valuation and Qualifying Accounts

		Additions
(in thousands)	Balance at Beginning of Period	Charges to Costs and Expenses	Charges to Other Accounts	Deductions	Balance at End of Period
Allowance for customer receivables:
Fiscal year ended January 31, 2015(1)	$5,341	$1,718	$—	$(3,892)	$3,167
Fiscal year ended January 31, 2016	3,167	1,392	—	(1,314)	3,245
Fiscal year ended January 31, 2017	3,245	188	—	(235)	3,198

Valuation allowance for deferred tax asset:
Fiscal year ended January 31, 2015	$72,487	$44,618	$(1,913)	$(202)	$114,990
Fiscal year ended January 31, 2016	114,990	26,923	(1,580)	(209)	140,124
Fiscal year ended January 31, 2017	140,124	20,792	(57)	(3,195)	157,664

Allowance for inventory:
Fiscal year ended January 31, 2015	$2,412	$18	$—	$(811)	$1,619
Fiscal year ended January 31, 2016	1,619	571	—	(974)	1,216
Fiscal year ended January 31, 2017	1,216	123	—	(430)	909

(1)

For the fiscal year ended January 31, 2015, deductions on the allowance for customer receivables primarily relates to a write-off of invoices from a certain customer, as well as collections on receivables previously reserved.